UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.‒ )

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AptarGroup, Inc.
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Notice of 2026 Annual Meeting of Stockholders

DATE AND TIME	PLACE	RECORD DATE
9:00 a.m. CDT on Wednesday, May 6, 2026	Live webcast online at www.virtualshareholdermeeting.com /ATR2026	March 13, 2026

To Our Stockholders:

It is my pleasure to invite you to attend our annual meeting of stockholders of AptarGroup, Inc. (“Aptar”) on May 6, 2026. At the meeting, we will review Aptar’s performance for fiscal year 2025 and vote on the following matters:

ITEMS OF BUSINESS

Board Voting Recommendation
Proposal No. 1: To elect the four director nominees named in the proxy statement to terms of office expiring at the annual meeting in 2029	FOR each
Proposal No. 2: To approve, on an advisory basis, Aptar’s executive compensation	FOR
Proposal No. 3: To ratify the appointment of the independent registered public accounting firm for 2026	FOR

We will also transact any other business that is properly raised at the meeting or any postponements or adjournments of the meeting.

YOUR VOTE IS IMPORTANT

The vote of each stockholder is important to us. Whether or not you expect to attend the virtual annual meeting, I urge you to vote by the Internet or by telephone as soon as possible. If you received a printed copy of the proxy materials, you may also complete, sign and date your proxy card and return it in the envelope that was included with the printed materials.

Internet (Preferred)	Telephone	Mail	Mark, sign and date your proxy card and return it in the pre-addressed postage paid envelope we have provided or return it to:

Visit www.proxyvote.com up until 11:59 p.m. EDT, on May 5, 2026	Call the telephone number on your proxy card	Vote Processing, c/o Broadridge 51 Mercedes Way Edgewood, NY 11717

We look forward to your attendance at the virtual annual meeting on May 6, 2026 and addressing your questions and comments.

Sincerely, Irene Hudson Executive Vice President, Chief Legal Officer and Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on May 6, 2026: The Proxy Statement and the 2025 Annual Report/Form 10-K are available at www.proxyvote.com.

You may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2026. To participate in the annual meeting, you will need the 16-digit control number that appears on your Notice of Internet Availability of Proxy Materials, proxy card or the instructions that accompanied your proxy materials. Refer to the “Frequently Asked Questions” section of the proxy statement for detailed procedures regarding attending, submitting questions and voting at the virtual annual meeting.

A list of stockholders entitled to vote at the meeting will be available for examination during normal business hours for ten days prior to the meeting for any purpose germane to the meeting at Aptar's corporate headquarters at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014.

2026 Proxy Statement	1

Electronic Delivery of Materials

Help us “go green” and reduce costs. For those stockholders who are still receiving paper copies of our proxy statement and annual report, please consider requesting electronic delivery or a Notice of Internet Availability of Proxy Materials (“Notice”), which will reduce the amount of paper materials needed to conduct our annual meeting. You may do so by following the instructions below.

AptarGroup, Inc. (“Aptar” or “Company”) is pleased to take advantage of the Securities and Exchange Commission ("SEC") rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our annual meeting. On March 27, 2026, we mailed to most of our stockholders a Notice containing instructions on how to access our proxy statement and annual report and vote online. On the same date, we mailed to all other stockholders a copy of the proxy statement and annual report by mail unless they have elected to receive the annual meeting materials over the Internet.

HOW TO ENROLL

Stockholders of Record
(your shares of common stock are registered directly in your name with EQ Shareowner Services, our transfer agent)

Visit www.proxyvote.com or scan the QR code above to vote your shares. When prompted, indicate that you agree to receive or access proxy materials electronically in the future.

Beneficial Owners
(your shares are held in “street name” in an account at a brokerage firm, bank, broker-dealer or other similar organization)

Follow the instructions provided by your broker, bank or other intermediary to opt in to electronic delivery.

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Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

BOARD AND GOVERNANCE HIGHLIGHTS

Separate independent Chair & CEO	90% Independent Board 100% Independent Audit, Management Development and Compensation, and Corporate Governance Committees	Director age limits

Directors and executive officers are prohibited from hedging or pledging stock	Stock ownership requirements for directors and executive officers	Majority voting for directors and director resignation policy in uncontested elections

Annual “Say-on-Pay Vote” on executive compensation	Independent directors meet regularly in executive session	Annual Board and Committee self-evaluations

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LEADERSHIP SUCCESSION

On March 17, 2026, we announced that Gael Touya, a seasoned global executive with more than 30 years of experience at the Company, most recently as Aptar Pharma President, has been appointed President and Chief Executive Officer, effective September 1, 2026. He will succeed Stephan B. Tanda, who has served as President and Chief Executive Officer since 2017. Mr. Tanda will continue in his role as President and Chief Executive Officer until September 1, 2026, and thereafter will work closely with Mr. Touya and the Board as a strategic advisor through the end of the year. As part of this transition process, it is expected that the Board will appoint Mr. Touya as a director on September 1, 2026, and that Mr. Tanda will continue to serve as a member of the Board through December 31, 2026.

Our Nominees at a Glance

					Committees
Name and Primary or Former Occupation	Age	Director Since	Independent	Other Public Company Boards	Audit	Management Development and Compensation	Corporate Governance
GEORGE L. FOTIADES Executive Chairman of Elio Health	72	2011		1	M
CANDACE MATTHEWS Board Chair, Aptar	67	2021		1			M
B. CRAIG OWENS Former CFO & CAO of The Campbell’s Company	71	2018		1	C	M
JULIE XING Executive Chair of Board of Mundipharma China	57	2023				M
C = Committee Chair; M = Committee Member

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OUR EXECUTIVE COMPENSATION PHILOSOPHY AND OBJECTIVES

Our compensation philosophy is designed to fairly reward our executives for growing our business and increasing value for stockholders, and to retain our experienced management team.

Significant amount of pay that is performance-based and/or at-risk, with emphasis on performance-based pay to reward short-and long-term performance measured against pre-established objectives and a substantial amount provided in equity

	Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent	Absence of tax gross-up agreements with named executive officers, other than those related to relocation benefits or expatriate assignments

Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging Aptar equity securities	Use of an independent compensation consultant	Limited perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation

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BUSINESS HIGHLIGHTS

In 2025, our total stockholder return over the past five years lagged behind the S&P 500 Index and the S&P Midcap 400, but was ahead of our peer group.

In 2025, we achieved the following financial and operational metrics.

$3.8 billion Record Reported Annual Sales	2025 marks our 32nd consecutive year of paying an increased aggregate annual dividend	$393 million Annual Net Income	$5.89 Annual Reported Earnings per Share

Forward-Looking Statements

This proxy statement contains forward-looking statements made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and are based on our beliefs as well as assumptions made by and information currently available to us. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “are optimistic” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment. For additional information on these and other risks and uncertainties, please see our filings with the SEC, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Forms 10-Q. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Website Information

This proxy statement includes several website addresses and references to additional materials found on those websites. These websites and materials are provided for convenience only, and the content on the referenced websites is not incorporated by reference herein and does not constitute a part of this proxy statement.

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Our Commitment to the Environment, Our Society, and Good Corporate Governance

THE ENVIRONMENT

Circular Economy	Solutions

We believe that the packaging industry must move beyond the make/use/dispose behaviors of the past and actively work toward, and advocate for, a circular economy. By circulating used plastic and packaging, we keep it in the economy and out of the environment.

Collaboration is essential to achieving a more circular economy, so we engage with partners, suppliers and customers who share our vision.

Aptar is an active member of the World Business Council for Sustainable Development (WBCSD) and the Ellen MacArthur Foundation’s Circular Economy 100 (CE100) Network. Through the Ellen MacArthur Foundation, we have also signed the New Plastics Economy Global Commitment to address plastic waste and pollution at its source.

Our product sustainability strategy addresses recyclability and reusability, resin conversion and sustainable design. Much of this work is aligned with that of our partners. We offer a range of products made from post-consumer resin (“PCR”). We are committed to seeking additional opportunities for more sustainable resins and recyclability of our products.

Our journey toward an effective and functional circular economy requires intense and deliberate collaborations — across sectors and industries. As system thinkers and change-makers, Aptar is committed to working alongside, and often leading, others on identifying solutions, processes and products that enable us all to move forward together. This is in part why we have partnered with organizations focused on providing more circular pathways for PCR materials and are actively collaborate with our customers on refillable products.

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Operations

We Are Reducing Our Waste Consumption	Our Commitment to Science Based Targets

We continue to take steps to make our operations more energy efficient and reduce our impact on the environment.

We are proud of our grass-roots initiative to certify our operating sites as “landfill free” (“LFF”). Our internal LFF Program was one of our first established operational sustainability programs and was developed based on the Zero Waste International Alliance (ZWIA) protocol. This program recognizes sites that reuse or recycle over 90% of their operational wastes. We use an independent third party to audit the waste management processes in each location and to verify the certification.

At year-end 2025, more than 60% of Aptar facilities had achieved LFF certification and, globally, Aptar avoided sending more than 80% of operational wastes to landfills. We have LFF certified sites in Europe, North America, Latin America and Asia.

We are committed to Science Based Targets and to sourcing 100% of our electricity from renewable sources by 2030.

Aptar has set science-based targets (SBTs) for Scope 1 and Scope 2 emissions reductions that are in line with requirements to keep global warming at 1.5° Celsius by 2030. In addition, we have a renewable electricity sourcing target, as well as a Scope 3 reduction target. Each of these targets has been validated by the Science Based Targets Initiative (SBTI). This science-based approach incorporates our own operations and operations within the value chain. In addition, we annually undergo third-party data assurance as part of our sustainability reporting process. Globally this process is certified to the ISO 14064 standard for energy and greenhouse gas emission reporting.

Aptar is committed to increase annual sourcing of renewable electricity to 100% by 2030. At year-end 2025 we were sourcing more than 95% of our electricity from renewable sources.

Compared to our 2019 baseline, Aptar has made progress cutting emissions, and continues efforts to mitigate climate risks and further the low-carbon economy, as reported by the Company through the 2025 CDP (formerly Carbon Disclosure Project) Corporate Questionnaire. We believe Aptar is a leader on corporate environmental ambition, action and transparency worldwide as proven by our “A” letter grade on the 2025 CDP climate change assessment and our “B” letter grade on the CDP water assessment.

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OUR SUSTAINABILITY EFFORTS

Memberships*

* This list does not include all Aptar memberships.

Partnerships**

** This list does not include all Aptar partnerships.

Commitments

2026 Proxy Statement	9

OUR SOCIETY

Inclusion and Belonging

We aim to cultivate an open culture founded on fairness and a sense of belonging rooted in our core values of mutual trust and respect.

We have been named as one of the World’s Top Companies for Women by Forbes for the fifth consecutive year.	We strive to promote and sustain a sense of belonging for all individuals. We support and promote the development of every employee as we aspire for a more inclusive workplace.

We aim to cultivate an open culture founded on fairness and a sense of belonging rooted in our core values of mutual trust and respect. Our employee resource groups, which are open to all employees, provide an open and inclusive forum to facilitate exchange and growth.

Shero has recognized Aptar Greater China as one of the Best Companies for Female Executives

Along with over 70 other leading global companies and organizations, we are part of the Catalyst CEO Champions For Change movement through a commitment to furthering gender inclusion and belonging in the workplace.

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Supporting Our Communities

Aptar has partnered with CARE®, a 501(c)(3) organization that works around the globe to save lives, defeat poverty and achieve social justice. CARE’s mission aligns with our purpose, values and mission to further inclusion and belonging to support the communities where we live and work, along with global communities most in need and other emergency efforts.

Our Charitable Foundation in the United States continues to recognize the importance of giving back to local communities. Through a Corporate Grant Program and an Employee Matching Gift Program, the Foundation supports eligible 501(c)(3) organizations in our communities with a focus on health and human services, higher education, and culture and the arts.

We also give back to communities outside the United States. We support the Vatsalya Foundation, which is a pioneer agency working with street children in Mumbai, India through its multilevel approach of outreach, child-to-child contact, contact centers and a shelter home. Our leadership team often visits the foundation and the children are often invited to visit our local offices for a day filled with fun activities such as a hand painting competition, traditional games and more.

Responsible Workplaces

A safe working environment for our employees is a top priority. That is why we implemented a global environmental, health and safety (“EHS”) management system. The Aptar EHS management system includes a digital platform to report incidents, conduct risk assessments as well as track corrective actions. Aptar’s EHS management system includes an Ergonomics program and Behavior Based Safety (BBS) program, which promotes a culture of caring through accountability to self and to the team. At year-end 2025, we continue to surpass world class levels for Total Recordable Incident Rate (TRIR). Our 2025 Lost Time Frequency Rate (LTFR) was above the world class level.

We are also a proud member of Sedex, one of the world’s leading ethical trade service providers, striving to improve working conditions in global supply chains. Sedex provides for a global platform to report on labor standards and health and safety practices in order to share that information with key stakeholders, including our customers. All of our manufacturing sites have completed site-level social assessments through the Sedex platform every year since 2020.

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Recognitions	Our Performance 2025-2026
Barron’s	Included on Barron’s 2025 list of 100 Most Sustainable Companies in the U.S., marking our 7th consecutive year on the list.	*
CDP	Recognized for leadership on climate change topics by the global environmental non-profit CDP, securing a place on its prestigious ‘A List’ for the second consecutive year.
Ecovadis	Awarded the coveted top 1% Platinum scoring for the fifth consecutive year. Recognized for our achievements in the areas of environment, labor and human rights, ethics and sustainable procurement.
Forbes	Named Among Top 100 or World’s Top Companies for Women 2025 by Forbes.
Newsweek	Named one of America’s Most Responsible Companies by Newsweek for the seventh consecutive year
Time	Named One of the World’s Most Sustainable Companies 2025 by Time for the second consecutive year
USA Today	Named one of America’s Climate Leaders by USA Today for the third consecutive year

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Aptar believes transparency is necessary for a responsible company. We publish an annual sustainability report, highlighting our efforts toward the Sustainable Development Goals (SDG) according to the Global Reporting Initiative (GRI) standards, and we provide a supplemental overview according to the Sustainability Accounting Standards Board (SASB) standards as well. We include our climate-related financial disclosures within our annual CDP (formerly Carbon Disclosure Project) responses. We also publish an annual overview of our progress according to the United Nations Global Compact requirements. These disclosures can be found on the Aptar website at www.aptar.com.

Proposal 1: Election of Directors

The Board of Directors is currently comprised of 10 members divided into three classes, with one class of directors elected each year for a three-year term. The Board of Directors proposes the following nominees, all of whom are currently serving as directors, to be elected to a term expiring at the 2029 annual meeting.

If any of the director nominees is unable or fails to stand for election, the persons named in the proxy intend to vote for a substitute nominee nominated by the Corporate Governance Committee of the Board of Directors.

We believe all of the members of the Board of Directors are individuals of outstanding character and sound judgment who have the business experience and acumen necessary to work together effectively and to make valuable contributions to the Board of Directors and management. As a U.S.-based company with significant international operations, particularly in Europe, we seek to maintain a balanced Board consisting of directors who are U.S. citizens and directors who are citizens from countries other than the U.S. Additionally, we value the following attributes: operating experience in packaging or packaging-related businesses; skill sets which may include experience in finance, strategic planning, marketing, pharmaceutical products and manufacturing; diversity, of perspectives; and previous board of directors experience.

Set forth below is biographical and other background information concerning each director nominee and each continuing director. This information includes each person’s principal occupation as well as a discussion of the specific experience, qualifications, attributes and skills of each person that led to the Board of Directors’ conclusion that he or she should continue to serve as a director. In addition, set forth below is the year during which each person began serving on the Board of Directors and his or her age.

The Board of Directors recommends a vote FOR each of the following nominees for director.

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NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING 2029

GEORGE L. FOTIADES Age: 72 Independent Director since: 2011 Committees: Audit

Career Highlights

Mr. Fotiades was the Chairman of the Board of Aptar from May 2018 to May 2023. He has served as Executive Chairman of Elio Health, a private investment firm, since he co-founded the firm in 2022. Mr. Fotiades was the President and CEO of Cantel Medical Corp. (a NYSE-listed manufacturer of infection prevention and control products) from March 2019 until its acquisition by STERIS plc in June 2021. Mr. Fotiades was an Operating Partner in the healthcare practice of Five Arrows Capital Partners (Rothschild Merchant Banking) from April 2017 to March 2019. From 2007 to April 2017, he was a partner of Healthcare Investments at Diamond Castle Holdings LLC (private equity investing). Mr. Fotiades was chairman of Catalent Pharma Solutions, Inc., a provider of advanced technologies for pharmaceutical, biotechnology and consumer health companies, from June 2007 to February 2010. He is currently a director of Prologis, Inc. (a NYSE-listed integrated distribution facilities and services) and previously was a director of Cantel Medical Corp.

The Board of Directors concluded that Mr. Fotiades should continue to serve as a director of Aptar due to his extensive experience in leading healthcare and consumer product companies, including serving as President and Chief Operating Officer of Cardinal Health, Inc., as well as other senior executive positions at Catalent Pharma Solutions, the former Warner-Lambert’s Consumer Health Products Group and Bristol-Myers Squibb’s Consumer Products, Japan division. The Board also considered his present and past board-level experience with global organizations. This experience has also led the Board to determine that Mr. Fotiades is an “audit committee financial expert” as defined by the SEC.

CANDACE MATTHEWS Age: 67 Independent Director since: 2021 Committees: Corporate Governance

Career Highlights

Ms. Matthews has been the Chair of Aptar’s Board since May 2023. Ms. Matthews is the former Chief Reputation Officer for Amway Corp. (a company that sells health, beauty and home care products), having served in that role from June 2020 to June 2021, responsible for overseeing Amway’s global reputation strategy and corporate social responsibility. Prior to that role, Ms. Matthews spent six years as Regional President of the Americas at Amway, heading all operations in North, Central and South America. Prior to joining Amway in 2007 as Chief Marketing Officer, Ms. Matthews served in executive positions at established multinational beauty companies, served as President of the SoftSheen-Carson, Consumer Products Division of L’Oréal USA, held a leadership role at The Coca-Cola Company and an innovation role at CIBA Vision Corporation. She also worked for several other notable companies such as Bausch + Lomb, Procter & Gamble and General Mills. Ms. Matthews currently serves on the board of directors of Société BIC S.A. (a consumer product manufacturer) and Corewell Health Foundation (formerly Spectrum Health Foundation). Ms. Matthews is a former director of MillerKnoll, Inc. (formerly Herman Miller, Inc.) (a modern furniture design company), and Popeye’s Louisiana Kitchen Inc. (a U.S. restaurant chain).

The Board of Directors concluded that Ms. Matthews should continue to serve as a director of Aptar in part due to her executive background as a senior marketing executive of leading beauty and consumer products organizations, her public company director experience, her knowledge of, and background in, the beauty and consumer goods industry and her strategic planning, governance, finance and senior management experience.

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B. CRAIG OWENS Age: 71 Independent Director since: 2018 Committees: Audit (Chair), Management Development and Compensation

Career Highlights

Mr. Owens was the Chief Financial Officer and Chief Administrative Officer of The Campbell’s Company (global producer and seller of canned soups and related products) from 2008 to 2014. Mr. Owens is a director of Crown Holdings, Inc. (a NYSE-listed designer, manufacturer and seller of packaging products and equipment for consumer goods and industrial products). He is a former director of Dean Foods Company (a U.S. food and beverage company) and J. C. Penney Company, Inc. (a U.S. department store chain).

The Board of Directors concluded that Mr. Owens should continue to serve as a director of Aptar due to his extensive experience in the consumer food and beverage industries, as well as his significant expertise in financial reporting, accounting, corporate finance and capital markets. This experience has also led the Board to determine that Mr. Owens is an “audit committee financial expert” as defined by the SEC.

JULIE XING Age: 57 Independent Director since: 2023 Committees: Management Development and Compensation

Career Highlights

Dr. Xing is a senior healthcare executive with over 20 years of global experience across pharmaceuticals, medtech, digital health, biotech and diagnostics. She brings a rare and powerful combination of deep scientific understanding and extensive commercial leadership. Dr. Xing has served as Executive Chair of the Board of Directors of Mundipharma China since 2022. From 2019 to 2022, Dr. Xing held the position of Global Senior Vice President, President of Greater China for Envista Holdings Corporation (a dental equipment and supplies company). Prior to that, Dr. Xing served in numerous leadership roles at Eli Lilly and Company (a global pharmaceutical company), including Senior Director, Global New Product Planning and Payer Marketing, Pricing, Reimbursement and Access of Lilly Diabetes from 2018 to 2019, Senior Director, Global Payer Marketing, Pricing, Reimbursement and Access of Lilly Diabetes from 2015 to 2018, Vice President of Lilly China Oncology from 2012 to 2014 and Vice President of Corporate and Government Affairs and Market Access from 2010 to 2012, while based in Shanghai. Prior to Eli Lilly, from 2007 to 2010 Dr. Xing was Vice President and General Manager of Asia-Pacific and Japan Operations at Panomics and Affymetrix, which was acquired by Thermo Fisher Scientific. Dr. Xing was General Manager and China President of Illumina (a global next-generation gene sequencer company) from 2005 to 2007. Dr. Xing has served as an Operating Advisor focused on healthcare at Abu Dhabi Investment Authority (one of the world’s leading sovereign funds) since January 2026. Dr. Xing has also served as a board advisor of Lee Kum Kee Group (privately-held global manufacturer of sauces and condiments), since February 2025. Dr. Xing also served as Board advisor to the Board of Directors of Mars, Incorporated (a global manufacturer of confectionery, pet food and provider of animal care services) from 2019 to 2024. Dr. Xing has a PhD in biology from the Hong Kong University of Science and Technology.

The Board of Directors concluded that Dr. Xing should continue to serve as a director of Aptar due to her board leadership acumen, along with her in-depth knowledge of the pharmaceutical market and the Asia region.

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DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2027

SARAH GLICKMAN Age: 56 Independent Director since: 2023 Committees: Audit

Career Highlights

Ms. Glickman has over 30 years of global financial and operational experience, including in the pharmaceutical industry, and is currently the Chief Financial Officer and Principal Accounting Officer of Criteo S.A., a global commerce media company, since September 2020. She previously held the position of Acting Chief Financial Officer at XPO, Inc., a leading global provider of transportation and logistics solutions, where she previously served as Senior Vice President, Corporate Finance and Transformation. She also held global executive roles at Novartis, Honeywell International and Bristol-Myers Squibb and started her career at PricewaterhouseCoopers. From 2021 to 2025, Ms. Glickman served on the Board of Directors and was Chair of the Audit Committee for 2seventy bio, Inc., a biotech company (previously part of bluebird bio, Inc.). Ms. Glickman joined Aptar’s Board of Directors in 2023.

The Board of Directors concluded that Ms. Glickman should continue to serve as a director of Aptar due to her expertise in public company finance, accounting, strategic planning and risk management, having served in senior executive and financial oversight roles in various public companies. This experience has also led the Board to determine that Ms. Glickman is an “audit committee financial expert” as defined by the SEC.

MATT TREROTOLA Age: 58 Independent Director since: 2022 Committees: Corporate Governance (Chair)

Career Highlights

Mr. Trerotola has served as an Executive Advisor to CD&R, a private equity firm, since January 2026 and Enovis Corporation since April 2025. Prior to these roles, Mr. Trerotola served at Enovis as the Chief Executive Officer from April 2022 to April 2025, and as President and Chief Executive Officer of its predecessor Colfax Corporation from July 2015 to April 2022. He served as Chair of the board of directors of Enovis from May 2023 through July 2025. Enovis is an innovation-driven medical technology company formed when Colfax separated from its industrial businesses and was renamed. Prior to joining Enovis, from 2014 to 2015, Mr. Trerotola was an Executive Vice President and a member of the Office of the Chief Executive at DuPont de Nemours, Inc. (a global innovation leader with technology-based materials and solutions) and from 2013 to 2014 he served as Senior Vice President. While at DuPont, he was responsible for DuPont’s Electronics & Communications and Safety & Protection segments (2014), and he also had corporate responsibility for DuPont’s Asia-Pacific business. Prior to joining DuPont in 2013, Mr. Trerotola served in leadership roles at Danaher Corporation (a global science and technology innovator), from 2007, and was most recently Vice President and Group Executive for Life Sciences.

Mr. Trerotola has served as a director of Solstice Advanced Materials Corporation (a global specialty materials company) since November 2025. Mr. Trerotola also served as a director of Enovis from 2015 through 2025.

The Board of Directors concluded that Mr. Trerotola should continue to serve as a director of Aptar due to his experience leading a publicly traded medical technology company and working with large global companies such as DuPont and Danaher. The Board also considered Mr. Trerotola’s extensive background in operations and strategy across various industries including healthcare, medical technologies and regulated markets, as well as emerging markets, change management and digital strategy.

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RALF K. WUNDERLICH Age: 59 Independent Director since: 2009 Committees: Management Development and Compensation

Career Highlights

Mr. Wunderlich has served as the President and CEO of Huhtamaki Oyj (a Nasdaq Helsinki-listed global food, personal care and healthcare/pharma packaging company) since January 2025. Prior to this role, he was an independent consultant and a senior advisor to private equity firms. He is currently the Chair of the Board of Directors of Shepherd Building Group Ltd. (a privately held U.K. construction company). Until January 2025, Mr. Wunderlich served as a director of Huhtamaki Oyj, Essentra PLC (an LSE-listed manufacturer and distributor of essential industrial components), Nordmeccanica S.p.A. (a privately held manufacturer of coating, laminating and metallizing machinery products) and Klöckner Pentaplast (a privately held international manufacturer of plastic packaging products for the pharma, healthcare and food industries headquartered in Luxembourg). He is a former member of Amcor Limited’s Global Executive Team and former President of the business group Amcor Flexibles Asia Pacific (packaging solutions including healthcare and pharma packaging). Mr. Wunderlich also formerly served as a director of LINPAC Group and AMVIG Group.

The Board of Directors concluded that Mr. Wunderlich should continue to serve as a director of Aptar in part due to his senior executive positions at leading global packaging companies, his knowledge of and background in the packaging industry and his international experience in working with and from various European, American and Asian countries.

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DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 2028

GIOVANNA KAMPOURI MONNAS Age: 70 Independent Director since: 2010 Committees: Management Development and Compensation (Chair)

Career Highlights

Ms. Kampouri Monnas is an advisor to family and venture capital firms with a focus on consumer, cosmetics and luxury goods and services. She has served on several global public and private boards: from 2006 to 2022, she was a director of Puig S.L., a world leader in fragrance, skin care, cosmetics and fashion; from 2018 to 2021, she was Chair of Exea Ventures, a global family investment firm with diverse holdings in fragrance, fashion, skin care, and venture funds; from 2006 to 2018, she was a member of the Supervisory Board and Chair of the Compensation Committee of Randstad Holding NV, a world leader in the HR services industry; and from 2015 to 2018, she was a director at Imerys S.A., a world leader in industrial minerals. Her other board directorships have included GrowthFund, a Greek national investment fund, and TNT, a Dutch postal services and logistics provider.

As an executive, Ms. Kampouri Monnas served in The Procter & Gamble Company and Joh A. Benckiser GmbH (which later split into Reckitt-Benckiser and Coty Inc.), where her final position was President of Benckiser International, and member of the Benckiser management board.

The Board of Directors concluded that Ms. Kampouri Monnas should continue to serve as a director of Aptar in part due to her senior leadership positions in leading global consumer goods companies, The Procter & Gamble Company and Joh A Benckiser GmbH, her expertise in the fragrance and cosmetic markets and her global marketing experience.

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ISABEL MAREY-SEMPER Age: 58 Independent Director since: 2019 Committees: Corporate Governance

Career Highlights

Dr. Marey-Semper has served as the President of DOXANANO, a startup biotechnology research and development company, since she founded the company in March 2023. She served as a senior advisor to Jolt Capital (a technology related private equity firm) from March 2021 to February 2024. She was a member of the Executive Committee of L’Oréal S.A. (a personal care company and world’s largest cosmetic company) in charge of Communications and Public Affairs from July 2015 to December 2017. Prior to this, Dr. Marey-Semper served from 2011 to 2015 as Vice President and Head, Advanced Research at L’Oréal. Prior to joining L’Oréal, Dr. Marey-Semper served in executive positions at established industrial companies such as Compagnie de Saint-Gobain S.A. (a Euronext-listed French multinational manufacturer and distributor of building materials) and Stellantis N.V. (formerly Group PSA Peugeot Citroën, a Euronext-listed French multinational manufacturer of automobiles and motorcycles). Dr. Marey-Semper was a director of Rexel (a Euronext-listed French distributor of electrical supplies) from 2014 to 2016.

Dr. Marey-Semper currently serves as an independent director of the Imagine Institute (institute for medical research and treatment of genetic diseases). Dr. Marey-Semper is also a key contributor to France 2030, the French government’s investment plan aiming at sustainably transforming key sectors through research, innovation and industrial investment. Dr. Marey-Semper is a knight of the National Order of the Legion of Honour. Dr. Marey-Semper has a PhD in neuropharmacology from Sorbonne Université and a Masters in Business Administration.

The Board of Directors concluded that Dr. Marey-Semper should continue to serve as a director of Aptar in part due to her experience from holding senior executive positions at L’Oréal and her Board level experience with various medical companies, as well as her comprehensive experience in research, strategy, transformative programs and finance.

STEPHAN B. TANDA Age: 60 Director since: 2017 Committees: None

Career Highlights

Mr. Tanda has been President and Chief Executive Officer of Aptar since February 2017. On March 17, 2026, the Company announced that Mr. Tanda will retire from his position as President and Chief Executive Officer of Aptar, effective September 1, 2026. Effective as of that date, Mr. Tanda will serve as a strategic advisor to the Company through December 31, 2026. He will continue to serve as a member of the Board through December 31, 2026.

Prior to joining Aptar, Mr. Tanda served from 2007 to 2017 as an Executive Managing Board Director at Royal DSM NV (leading global supplier of ingredients and material solutions for the food, dietary supplement, personal care, medical device, automotive, paint, electronic and bio-material markets), where he was responsible for DSM’s Nutrition and Pharma activities, as well as DSM’s presence in the Americas and various corporate duties. Mr. Tanda is a director and Chair of the Nomination/Governance Committee of Ingredion Incorporated (a NYSE-listed global supplier of high-quality food and industrial ingredient solutions). Mr. Tanda was a director of Patheon NV (formerly a NYSE-listed company that provided pharmaceutical development and manufacturing services) from March 2016 until the company was sold to Thermo Fisher Scientific in August 2017.

The Board of Directors concluded that Mr. Tanda should continue to serve as a director of Aptar due in part to his role as President and Chief Executive Officer, his extensive global experience leading and building successful business-to-business organizations in several markets currently served by Aptar, as well as his transaction and integration experience.

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CORPORATE GOVERNANCE

Corporate Governance Principles Code of Conduct Director Independence Standards Board Committee Charters

Director access to management and independent advisors

Director orientation and continuing education

Succession planning

Director responsibilities

Director qualification standards

Annual evaluations of the Board & committees

Board & committee composition

Director compensation

Our Corporate Governance Documents

Aptar’s corporate governance documents are available through the Corporate Governance link on the Investor Relations page of the Aptar website at: investors.aptar.com, and include the following:

•

Corporate Governance Principles

•

Code of Conduct

•

Director Independence Standards

•

Board Committee Charters

The information provided on our website is not part of this proxy statement and is therefore not incorporated herein by reference.

Corporate Governance Principles

The Board has adopted a set of Corporate Governance Principles to provide guidelines for Aptar and the Board to promote effective corporate governance. The Corporate Governance Committee is responsible for overseeing and reviewing the Corporate Governance Principles and recommending any changes to the Board. The Corporate Governance Principles cover topics including, but not limited to:

•

Director access to management and independent advisors

•

Director orientation and continuing education

•

Succession planning

•

Director responsibilities

•

Director qualification standards

•

Annual evaluations of the Board & committees

•

Board & committee composition

•

Director compensation

‑standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to: ● ● ● ● ● ●

Code of Conduct

Ethical business conduct is a shared value of our Board, management and employees. Aptar’s Code of Conduct applies to our Board as well as our employees and officers, including our principal executive officer and our principal financial and accounting officer. The Code of Conduct summarizes the long-standing principles of conduct that Aptar follows to ensure that business is conducted with integrity and in compliance with the law, including, but not limited to:

●
Conflicts of interest and fair dealing
●
Disclosure obligations
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Confidentiality obligations
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Prohibition of insider trading
●
Compliance with all laws, rules and regulations
●
Confidential, anonymous submission of concerns

Code of Conduct

Aptar encourages all employees, officers and directors to promptly report any violations of the Code of Conduct to the appropriate persons identified in the Code of Conduct. In the event that an amendment to, or a waiver from, a provision of the Code of Conduct that applies to any of our directors or executive officers is necessary, Aptar intends to post such information on its website as and when required by the SEC and the New York Stock Exchange (“NYSE”).

Insider Trading Policy; Policy Against Hedging and Pledging

Our Board adopted our “Insider Trading and Confidentiality Policy” (the “Insider Trading Policy”) governing the purchase, sale and other transactions in Aptar securities by our directors, officers, and employees, and other covered persons, as well as Aptar itself, that we believe is reasonably designed to promote compliance with insider trading laws, rules and regulations and applicable exchange listing standards.

The Insider Trading Policy prohibits executive officers and directors, and discourages employees, from engaging in hedging or pledging transactions involving any Aptar security.

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Human Capital	Inclusion and Belonging

Our key human capital management objectives are to attract, retain and develop the highest quality talent. To support these objectives, our human resources programs are designed to develop talent to prepare them for critical roles and leadership positions for the future; reward and support employees through competitive pay, benefit, and incentive programs; enhance our culture through efforts aimed at making the workplace more engaging and inclusive; acquire talent and facilitate internal talent mobility to create a high-performing, diverse workforce; and evolve and invest in technology, tools, and resources to enable employees at work.

We aim to cultivate an open culture founded on fairness and a sense of belonging rooted in our core values of mutual trust and respect. We support and promote the development of every employee as we aspire for a more inclusive workplace. Our employee resource groups, which are open to all employees, provide an open and inclusive forum to facilitate exchange and growth.

Common Stock Ownership Guidelines

The Board has adopted stock ownership guidelines that require all non-executive directors to hold shares of Aptar common stock having a value of at least five times the annual cash retainer for a non-executive director.

Board Member:	Requirement:				Current Required Value:

Non-Executive Director	5	×	Annual Cash Retainer	=	$500,000

Under the stock ownership guidelines, directors must achieve the required level of ownership within five years from becoming a director. As of the record date, each non-employee director is either in compliance with the guidelines or within the five-year phase-in period.

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Director Skills Matrix

Our Governance Committee and our Board are focused on ensuring that a wide range of backgrounds, attributes, viewpoints and experiences are represented on our Board. The skills matrix below highlights the diverse and balanced mix of qualifications and experiences that each director brings to our Board. While we look to each director to be knowledgeable in the areas identified in the matrix, the areas do not comprise all of the experiences, qualifications and skills our directors possess and routinely contribute to our Company.

Skill / Experience	Fotiades	Glickman	Marey-Semper	Matthews	Monnas	Owens	Tanda	Trerotola	Wunderlich	Xing
Executive Leadership
Public Company Governance
International/ Global Experience
Industry Experience (Pharma/Medical Technology/ Consumer Products/ Packaging)
Financial Expertise/ Literacy; Risk Management
Strategy/M&A/ Transformation
Digital Technology/ Cyber
Human Capital/ Executive Compensation/ Talent Management
Sustainability
Commercial (Sales/Marketing)
Manufacturing/ Supply Chain
R&D/Product Innovation

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Board and Committee Structure

The Chair of the Board is an independent director who is not an executive officer or employee of the Company. The Company believes that having an independent Chair enhances the oversight ability of the Board. An independent Chair can also provide stability and continuity during senior management transitions.

Audit

The Board has three primary committees, all with the following characteristics:

●
Governed by a written charter approved by the Board
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Comprised solely of independent directors
●
Decisions and actions reported to the full Board following each meeting

Management Development & Compensation

Corporate Governance

Audit Committee
Members:	Meetings held in 2025: 8
B. Owens, Chair G. Fotiades S. Glickman

Key Characteristics and Responsibilities:

●
Each member satisfies the heightened independence standards applicable to audit committee service
●
Each member is an “audit committee financial expert” as defined by the SEC
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Oversees the financial reporting process, system of internal controls and audit process
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Reviews annual and interim financial statements

●
Reviews the qualifications, independence and audit scope of the independent registered public accounting firm
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Responsible for the appointment, retention, termination, compensation and oversight of the Company’s independent registered public accounting firm
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Reviews process for monitoring compliance with laws, regulations and the Code of Conduct and compliance risks, including related to cybersecurity and business continuity
●
Approves all related person transactions in accordance with the Related Person Transactions Policy
●
Reviews the Company’s controls with regard to environment, social and governance disclosures in SEC filings
●
Reviews and discusses with management, internal audit and external specialists, as appropriate, the Company’s controls, procedures and processes regarding cybersecurity, and oversees the process for disclosure regarding cybersecurity incidents in SEC filings

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Management Development and Compensation Committee
Members:	Meetings held in 2025: 7
G. Kampouri Monnas, Chair B. Owens R. Wunderlich J. Xing

Key Characteristics and Responsibilities:

●
Each member satisfies the heightened independence standards applicable to compensation committee service
●
Discharges the Board’s responsibilities relating to compensation of the Company’s executives
●
Reviews and recommends to the Board compensation plans, policies and programs
●
Approves CEO and executive officer compensation, and employment and severance agreements, including change-in-control provisions
●
Provides input and recommendations to the Board regarding the performance objectives for the CEO and other executive officers and their actual performance against such objectives
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Annually reviews the succession plans affecting corporate and other key management positions
●
Reviews periodically the Company’s key human resources policies and practices relating to talent sourcing, talent development programs, and organizational engagement and effectiveness

●
Monitors the Company’s policies, objectives and programs related to inclusion and belonging, and reviews periodically the Company’s progress
●
Reviews changing legislation and trends relating to compensation and broader management practices and evaluates impact on the Company
●
Approves grants and/or awards of stock options, restricted stock units, performance-based units, and other forms of equity-based compensation
●
Receives recommendations annually from the CEO regarding the compensation levels of our other executive officers, including salary, annual performance incentives and equity compensation
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Oversees the implementation of Aptar’s Policy on Recoupment and Forfeiture of Incentive Compensation (i.e., clawback policy)
●
None of the members in 2025 had interlocking relationships within the meaning of SEC rules

For further information on this committee’s procedures for consideration of executive compensation, see our “Compensation Discussion and Analysis.”

Under the Management Development and Compensation Committee charter, this committee has the authority to retain compensation consultants, independent legal counsel and other outside advisers as deemed necessary. For 2025, the Management Development and Compensation Committee engaged Pay Governance LLC (“Pay Governance”) to be the Management Development and Compensation Committee’s compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the adviser independence factors outlined by the NYSE and the SEC.

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Corporate Governance Committee
Members:	Meetings held in 2025: 4
M. Trerotola, Chair I. Marey-Semper C. Matthews

Key Characteristics and Responsibilities:

●
Comprised solely of independent directors
●
Identifies, evaluates and recommends to the Board individuals qualified to stand for election as directors, including nominations received from Board members, stockholders or outside parties
●
Develops and recommends to the Board Aptar’s Corporate Governance Principles and standards to be applied in determining director independence
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Oversees annual evaluations of the Board, its committees and management, and the effectiveness of the Board as a working group

●
Reviews and recommends to the Board appropriate compensation for non-employee directors, taking into consideration, among other items, director compensation levels of companies with similar annual revenues as Aptar
●
Makes recommendations to the Board regarding changes to the size and composition of the Board or any Board committee
●
Reviews the Company's efforts with regard to environmental, social, and governance matters, including with respect to the Company's annual sustainability report

For further information on this committee’s procedures for director nominations, see “Nomination of Directors.”

Board’s Role in Risk Oversight

Risk Oversight Areas ● Operational Risk ● Compensation Risk ● Reputational Risk ● Cybersecurity Risk ● Sustainability Risk ● Macro and Economic Factors Risk

The Board is responsible for the Company’s risk oversight, which is designed to drive the identification, analysis, discussion and reporting of our high priority enterprise risks. The risk oversight program facilitates constructive dialogue at the senior management and Board levels to proactively identify and manage enterprise risks. In connection with this process, the Board receives, analyzes and discusses a presentation on the enterprise risks identified through our ERM process annually that is prepared by senior management. This presentation includes an assessment and discussion of various risks, including but not limited to: operational risk, compensation risk, reputational risk, cybersecurity risk as well as risks related to macro and economic factors, and a description of the actions taken by the Company to address these risks. In addition, the Board and the Corporate Governance Committee review and discuss the Company’s material disclosures regarding Sustainability matters and the Company’s controls, procedures and processes for tracking and monitoring such disclosures.

Risk Assessment of Cybersecurity Threats to Operations

Increased global cybersecurity threats and sophisticated, targeted computer crime could pose a risk to our operations. Aptar places great importance on information security, including cybersecurity, to protect against external threats and malicious insiders. The Company’s cybersecurity strategy focuses on continued strengthening of our security posture, improvement of security operational efficiencies, and preparedness for evolving business and technology needs including the detection, analysis, and response to known, anticipated or unexpected cybersecurity threats, management of material risks related to cybersecurity threats and resilience against cybersecurity incidents. The Company regularly assesses potential threats and make investments seeking to reduce the risk of these threats against its critical information and assets by

2026 Proxy Statement	25

implementing a broad set of security measures, including comprehensive monitoring of its networks and systems, rapid detection and response, and threat management capabilities.

Security and data privacy awareness and training is provided to new employees and annually for current Aptar employees, which is designed to educate employees on recognizing information security and cybersecurity concerns. Management reports to the Audit Committee on a quarterly basis regarding our information security programs. As part of its oversight responsibilities, the Audit Committee regularly discusses and reviews with management, among other items, Aptar’s compliance and cybersecurity programs. The Company also periodically tests its systems for vulnerabilities and regularly engages third parties to conduct evaluations of its security controls whether through penetration testing, independent audit or consulting on best practices to address new challenges. An independent review of its cybersecurity program has been assessed against the National Institute of Standards and Technology (NIST) cybersecurity framework. In addition, the Company maintains cybersecurity insurance as part of its overall insurance portfolio.

Risk Assessment of Compensation Policies and Practices

The Company has concluded that it does not have any compensation policies or practices that are reasonably likely to have a material adverse effect on the Company. The Board concurred with this conclusion. In conducting its risk assessment related to compensation policies and practices, the Company considered, among other things: that the policies and practices do not offer the opportunity for excessive awards; the Company has reasonable stock ownership guidelines; the policies and practices are reviewed and approved by the Management Development and Compensation Committee; the Company has an established, robust control environment; and the Company conducts a regular monthly business review that monitors quality of reporting and prevents excessive risk taking.

Independence of Directors

Our Corporate Governance Principles provide that the Board must be composed of a substantial majority of independent directors with an objective of having the Board consist entirely of independent directors (other than the CEO). No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Aptar either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with Aptar.

9 of 10 current directors are independent in accordance with the NYSE listing standards

Director	Independent
G. Fotiades	✔
S. Glickman	✔
G. Kampouri Monnas	✔
I. Marey-Semper	✔
C. Matthews	✔
B. Owens	✔
M. Trerotola	✔
R. Wunderlich	✔
J. Xing	✔
S. Tanda*
*

Current President and CEO. On March 17, 2026, the Company announced that Mr. Tanda will retire from his position as President and Chief Executive Officer of Aptar, effective September 1, 2026, and that Mr. Touya has been appointed as his successor, effective as of that date. Mr. Tanda will serve as a strategic advisor to the Company through the end of 2026. As part of this transition process, it is

26	2026 Proxy Statement

expected that the Board will appoint Mr. Touya as a director on September 1, 2026, and that Mr. Tanda will continue to serve as a member of the Board through December 31, 2026.

The Board has made its independence determination based on the following Director Independence Standards as adopted by the Board, which include categorical standards to assist the Board in making its independence determinations, in addition to any other relevant facts and circumstances. These standards provide that a director generally will not be independent if:

●	The director is or has been an employee of the Company within the last three years or has an immediate family member who is or has been an executive officer of the Company within the last three years.
●	The director has received or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).
●	The director is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor (“Firm”).
●	The director is a current employee of such Firm.
●	The director has an immediate family member who is a current employee of such Firm and who personally works on the Company’s audit.
●	The director was, or has an immediate family member who was, within the last three years but is no longer a partner or employee of such Firm and personally worked on the Company’s audit within that time.
●	The director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee.
●	The director is a current employee or an immediate family member is a current executive officer of another company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues.
●	The director or an immediate family member is, or has been within the last three years, a director or executive officer of another company that is indebted to the Company, or to which the Company is indebted, if the total amount of either company’s indebtedness for borrowed money to the other is or was 2% or more of the other company’s total consolidated assets.
●	The director or an immediate family member is currently an officer, director or trustee of a charitable organization that in any of the last three fiscal years received from the Company, or any executive officer of the Company, annual charitable contributions to the organization that exceeded the greater of $1 million, or 2% of such charitable organization’s gross revenue for the last completed fiscal year.

The Board considers the following to be immaterial when making independence determinations:

●	If a director is an officer, director or trustee of a charitable organization or entity to which the Company has made grants or contributions in the past year of less than $100,000.

Executive Sessions

Independent directors meet regularly in executive sessions without management. The non-executive Chair of the Board, Ms. Matthews, presides over these sessions. An executive session is held in conjunction with each regularly scheduled Board meeting and other sessions may be held from time to time as required.

Nomination of Directors

In identifying and evaluating nominees for director, the Corporate Governance Committee takes into account the applicable requirements for directors under the Exchange Act, and the listing standards of the NYSE. The

2026 Proxy Statement	27

Corporate Governance Committee also takes into account the outside positions of the director nominees, together with their contributions to Aptar’s Board. The Corporate Governance Committee annually reviews each director’s time commitments, including the number of boards and board committees of other public companies on which they serve, any leadership positions related to such board service, and other business and professional commitments, to ensure that each director has, and will have, sufficient capacity to serve on Aptar’s Board.

The Board has established a maximum age limit for director nominees. Nominees must be 74 years old or younger at the time of election or re-election.

Nominee Criteria

In addition to the factors described above, the Corporate Governance Committee may take into consideration such factors and criteria as it deems appropriate, including, but not limited to:

● Character ● International Perspectives & Cultural Diversity	● Judgment ● Diversity of Perspectives	● Business Experience & Acumen

In addition to candidates recommended by members of the Board or management, the Corporate Governance Committee also considers individuals recommended by stockholders. The Corporate Governance Committee evaluates candidates recommended for director by stockholders in the same way that it evaluates any nominee recommended by members of the Board or management. In order to recommend a candidate, stockholders must submit the individual’s name and qualifications in writing to the Corporate Governance Committee (in care of the Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014) and otherwise in accordance with all of the procedures outlined under “Other Matters—Stockholder Proposals and Nominations” for a director nomination.

The Corporate Governance Committee may engage outside advisers to identify potential director candidates from time to time. The effectiveness of the nomination process is evaluated by the Board each year as part of its annual self-evaluation and more formally by the Corporate Governance Committee as it evaluates and identifies director candidates.

Majority Voting Policy

Our amended and restated by-laws require majority voting for the election of directors in uncontested elections. This means that a director nominee in an uncontested election must receive a number of votes “FOR” that director’s election that exceeds the number of votes cast “AGAINST” that director’s election. Our Corporate Governance Principles further provide that any incumbent director who does not receive a majority of “FOR” votes will promptly tender to the Board his or her resignation from the Board. The Corporate Governance Committee will consider the tendered resignation and recommend to the Board whether to accept or reject the tendered resignation, or whether other action should be taken. The Board will consider the recommendation and publicly disclose its decision within 120 days after the annual meeting. The director who tenders his or her resignation will not participate in the recommendation of the Corporate Governance Committee or the decision of the Board with respect to his or her resignation.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board or an individual director, including the non-executive Chair or the independent directors as a group. A stockholder or other interested party may contact the Board or an individual director by writing to their attention at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014. Communications received in writing are distributed to the Board or to individual directors as appropriate in accordance with procedures approved by Aptar’s independent directors.

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BOARD MEETING ATTENDANCE

The Board met 7 times in 2025. During 2025, no current director attended fewer than 75% of the aggregate number of meetings of the Board held during such director’s term and the committees on which each director then served. Aptar does not have a formal policy regarding director attendance at the annual meeting of stockholders. Ms. Matthews and Mr. Tanda attended the 2025 annual meeting.

Current Committee Membership and Meetings Held in 2025

Name	Audit	Management Development and Compensation	Corporate Governance
G. Fotiades (I)	M
S. Glickman (I)	M
G. Kampouri Monnas (I)		C
I. Marey-Semper (I)			M
C. Matthews (I)			M
B. Owens (I)	C	M
M. Trerotola (I)			C
S. Tanda
R. Wunderlich (I)		M
J. Xing (I)		M
Number of Meetings in 2025	8	7	4

I = Independent; C= Committee Chair; M = Committee Member

BOARD COMPENSATION

Annual Independent Director Compensation	Additional Annual Cash Retainers for Committee Service
Audit Committee ● Chair: $28,000 ● Member: $11,000 Management Development and Compensation Committee ● Chair: $22,000 ● Member: $7,000 Corporate Governance Committee ● Chair: $17,000 ● Member: $7,000

2026 Proxy Statement	29

Cash

●	Each non-employee Board member received an annual retainer of $100,000.
●	The Chair, who is not an executive of Aptar, received an annual retainer of $212,500. Each committee member receives an annual retainer with committee chairs receiving an additional retainer.
●	These amounts are paid in advance on an annual basis to directors after they are elected by stockholders at our annual meeting. Directors who join the Board following the annual meeting receive pro-rated amounts corresponding to their period of service.

Equity

●	Each non-employee Board member received an equity grant under the 2018 Equity Incentive Plan with a grant date fair value equal to approximately $160,000, except for the Chair of the Board, who received an equity grant with a grant date fair value equal to approximately $187,500.
●	Accordingly, on May 7, 2025, each non-employee director (other than the Chair of the Board) was granted 1,069 restricted stock units (“RSUs”) and the Chair of the Board was granted 1,253 RSUs.

Other

●	Each director is eligible to participate in Aptar’s matching gift program, which matches eligible charitable donations by employees and non-employee directors up to an aggregate of $6,000 annually per person.
●	Employees of Aptar do not receive any additional compensation for serving as members of the Board or any of its committees. Each director is reimbursed for out-of-pocket expenses incurred while attending Board and committee meetings. No retirement benefits or perquisites are provided to non-employee directors.

The non-employee director compensation program is designed to facilitate the continued attraction and retention of directors with the skills, expertise and experience valued by Aptar and position the total compensation for directors near the market median for the general industry survey data and Aptar’s peer group used to evaluate executive compensation (described below under “Compensation Determination” in the “Compensation Discussion and Analysis” section). No changes in compensation levels or design were made to the non-employee director compensation program in 2025 as compared to 2024.

The following table includes fees paid in cash with respect to 2025 and the grant date fair value of RSUs granted during 2025 to each individual who served as a non-employee director during 2025. Mr. Tanda, our Chief Executive Officer, does not receive additional compensation for his service as a director of Aptar. Please see the 2025 Summary Compensation Table for the compensation received by Mr. Tanda in his capacity as Chief Executive Officer of the Company.

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2025 Director Compensation

	Fees Earned		All Other
	or Paid in Cash	Stock Awards	Compensation	Total
Name	($)	($)(1)	($)(2)	($)
G. Fotiades	111,000	159,987		270,987
S. Glickman	111,000	159,987		270,987
G. Kampouri Monnas	122,000	159,987	2,000	283,987
I. Marey-Semper	107,000	159,987		266,987
C. Matthews	212,500	187,524	6,000	406,024
B. Owens	135,000	159,987	2,000	296,987
M. Trerotola	117,000	159,987	2,000	278,987
R. Wunderlich	107,000	159,987		266,987
J. Xing	107,000	159,987		266,987
(1)	The amounts reported in this column represent the grant date fair value of RSUs granted during 2025, calculated using the closing market price of our common stock on the applicable grant date and discounted for dividends not received during the vesting period, resulting in a fair value of $149.66 per share for the 2025 grants. As of December 31, 2025, Ms. Matthews held 1,253 RSUs, and each other non-employee director held 1,069 RSUs.
(2)	Amounts reported represent charitable contributions by Aptar under Aptar’s matching gift program.

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Proposal 2: Advisory Vote to Approve Executive Compensation

Pursuant to Section 14A of the Exchange Act, Aptar stockholders are being offered the opportunity to cast a non-binding advisory vote at the annual meeting to approve the compensation of Aptar’s Named Executive Officers (“NEOs”) as disclosed in the Compensation Discussion and Analysis (“CD&A”) and tabular disclosures of this proxy statement. This is not a vote on the Company’s general compensation policies or the compensation of the Board. We currently intend to submit an advisory vote on the compensation of our NEOs to our stockholders annually.

Aptar’s compensation philosophy and objectives are to fairly reward our executives for growing our business and increasing value to stockholders and to retain our experienced management team.

The overall compensation program for NEOs includes an annual performance incentive element that rewards the NEOs for the Company’s short-term performance and improvement in Company performance from the prior year, as well as equity-based elements (options, RSUs and long-term performance incentive awards in the form of performance-based RSUs, or PRSUs) that provide for long-term compensation that is driven by our share performance and, therefore, is aligned with our stockholders’ interests. The specific objectives of our compensation program are that a substantial portion of the NEOs’ compensation should be performance-based and should be delivered in the form of equity-based awards. Our CD&A describes our compensation philosophy and objectives in more detail.

The Board of Directors values the opinions of our stockholders. Although the resolution is advisory and non-binding, the Board will consider the outcome of the advisory vote when making future compensation decisions.

The Board of Directors recommends a vote FOR the following non-binding resolution:

“Resolved, that the compensation of the Company’s NEOs, as disclosed pursuant to the executive compensation disclosure rules of the SEC, including the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement, is hereby approved.”

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Proposal 3: Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2026

Aptar is asking stockholders to ratify the Audit Committee’s appointment of PricewaterhouseCoopers LLP (“PwC”) as Aptar’s independent registered public accounting firm for the fiscal year ending December 31, 2026. PricewaterhouseCoopers LLP has audited Aptar’s consolidated financial statements annually for over 30 years.

The Board of Directors and the Audit Committee recommend a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2026.

As described in its charter, the Audit Committee is responsible for the appointment, retention, termination, compensation and oversight of Aptar’s independent registered public accounting firm. On an annual basis, the Audit Committee considers the engagement of the independent registered public accounting firm. In selecting PwC as Aptar’s independent registered public accounting firm for fiscal 2026, the Audit Committee evaluated, among other factors:

●	PwC’s performance during fiscal year 2025 and in previous fiscal years, including the quality of PwC’s services, the sufficiency of PwC’s resources and the quality of the Audit Committee’s ongoing discussions with PwC;
●	PwC’s tenure as the Company’s independent registered public accounting firm and the depth of its understanding of our business, accounting policies and practices and internal control over financial reporting;
●	the professional qualifications of PwC, the lead audit engagement partner and other key engagement partners;
●	the scope of PwC’s independence program and its processes for maintaining its independence;
●	the scope of PwC's internal quality control program and the result of its most recent quality control reviews, including reviews by the Public Company Accounting Oversight Board;
●	the appropriateness of PwC’s fees for audit and non-audit services (on both an absolute basis and as compared to its peer firms); and
●	the relative benefits, challenges, overall advisability and potential impact of selecting a different independent registered public accounting firm.

PwC rotates its lead audit engagement partner every five years; the Audit Committee interviews proposed candidates and selects the lead audit engagement partner.

Representatives of PwC are expected to attend the annual meeting and will have the opportunity to make a statement if they desire to do so. It is also expected that those representatives will be available to respond to appropriate questions.

2026 Proxy Statement	33

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

The following table sets forth the aggregate fees (rounded to the nearest thousand) charged to Aptar by PwC for audit services rendered in connection with the audited consolidated financial statements and reports for the 2025 and 2024 fiscal years and for other services rendered during the 2025 and 2024 fiscal years to Aptar and its subsidiaries. The numbers in the table below may not sum due to rounding.

Fee Category	2025	% of Total	2024	% of Total
Audit Fees	$4,732,662	95%	$4,358,150	76%
Audit-Related Fees	223,900	4%	80,000	1%
Tax Fees	—	—%	623,100	11%
All Other Fees	27,200	1%	680,500	12%
Total Fees	$4,983,762	100%	$5,741,750	100%

Audit Fees primarily represent amounts billed for the audit of Aptar’s annual financial statements, including statutory audits of the financial statements at certain non-U.S. locations, the audit of our internal control over financial reporting, reviews of our quarterly financial statements, providing consents and reviewing documents to be filed with the SEC.

Audit-Related Fees primarily represent amounts billed for comfort letters in 2025 and attestations for certifications for a foreign subsidiary in 2024.

Tax Fees primarily represent amounts billed for services related to tax advice on the Company’s global tax structure, which includes U.S./international tax advisory and transfer pricing related services. Tax Fees also include tax compliance and preparation services including federal, state and international tax compliance and assistance with tax audits and appeals. Lastly, Tax Fees includes tax due diligence services in support of the Company's acquisition related activity.

All Other Fees primarily represent financial due diligence services performed in connection with the Company’s acquisition activity and for subscriptions to virtual accounting services.

The Audit Committee’s policies and procedures require pre-approval for all audit and permissible non-audit services to be performed by Aptar’s independent registered public accounting firm. These services are pre-approved by the entire Audit Committee; however, the Audit Committee may delegate to one or more of its members the authority to grant such pre-approvals provided that any such decision of such member or members must be presented to the full Audit Committee at its next scheduled meeting.

34	2026 Proxy Statement

Executive Officer Compensation

COMPENSATION DISCUSSION AND ANALYSIS

The following Compensation Discussion and Analysis describes the Company’s executive compensation philosophy, programs and decisions as they relate to compensation earned or awarded for fiscal year 2025. Accordingly, the discussion below generally reflects compensation actions taken with respect to fiscal year 2025 and does not address compensation arrangements implemented after the end of that fiscal year except where specifically noted.

Executive Summary

Following is a discussion and analysis of our compensation programs as they apply to our NEOs for 2025, namely:

Stephan B. Tanda President and Chief Executive Officer (“CEO”)	Vanessa Kanu Executive Vice President, Chief Financial Officer (“CFO”)	Gael Touya President of Aptar Pharma segment	Marc Prieur President of Aptar Beauty segment	Hedi Tlili President of Aptar Closures segment	Xiangwei Gong Executive Vice President, Strategic Group Development, and President of Aptar Asia

On March 17, 2026, we announced that Mr. Touya has been appointed President and Chief Executive Officer, effective September 1, 2026, succeeding Mr. Tanda, who will continue in his role as President and Chief Executive Officer until September 1, 2026, and thereafter will work closely with Mr. Touya and the Board as a strategic advisor through the end of the year. It was also announced that, as part of this transition process, it is expected that the Board will appoint Mr. Touya as a director on September 1, 2026, and that Mr. Tanda will continue to serve as a member of the Board through December 31, 2026. In connection with this transition, the Company entered into new agreements with Messrs. Tanda and Touya. See “CEO Transition Agreements” below for additional information.

With respect to 2025, Mr. Prieur is not a “named executive officer” under SEC disclosure rules; however, this Compensation Discussion and Analysis and the accompanying tables identify Mr. Prieur as an NEO and include his 2025 compensation for informational purposes only.

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Financial and Operational Highlights

In 2025, Aptar achieved the following:

$3.8 billion Record Reported Sales	32nd year 32nd consecutive year of paying an increased aggregate annual dividend	$393 million Annual net income	$5.89 Annual diluted earnings per share

Executive Compensation Highlights

Independent Management Development and Compensation Committee	Compensation Consultant retained by and reporting directly to the Management Development and Compensation Committee	Pay that is designed to be competitive, with a significant portion delivered as performance-based and/or at-risk compensation	Emphasis on future pay opportunity vs. current pay	Mix of performance metrics supportive of our business strategy and compensation objectives

TARGET PAY “AT-RISK”(1)	TARGET PAY IS LONG-TERM(1)

A significant portion of our targeted annual compensation is performance-based and/or subject to forfeiture (“At-Risk”) (defined as short-term incentives plus time and performance-based long-term incentives), with emphasis on variable pay to reward short- and long-term performance measured against pre-established objectives developed based on our Company’s strategy and aligned with stockholder value creation.

(1) NEO Pay At-Risk represents an average of the At-Risk pay of our NEOs excluding our CEO

Our long-term incentive awards are equity-based and have multi-year vesting provisions to encourage retention.

(1) NEO Pay Long-Term represents an average of the long-term pay of our NEOs excluding the CEO

36	2026 Proxy Statement

The following table lists the material elements of Aptar’s 2025 executive compensation program applicable to the NEOs. The Management Development and Compensation Committee believes that the design of Aptar’s executive compensation program balances fixed and variable compensation elements, provides alignment with Aptar’s short and long-term financial and strategic priorities through the annual and long-term incentive programs, and provides alignment with stockholder interests and considers the competitive practices of our peers as well as other companies of our revenue size.

	Element	Description	Purpose	Factors Influencing Amount
	Salary	● Fixed cash compensation ● Reviewed annually and adjusted as deemed appropriate	● Facilitate attraction and retention ● Recognize individual’s skills, competencies and experience	● Experience, market data, individual role and responsibilities and individual performance
At-Risk	Annual Short-Term Incentives (“STI”)
●
Variable cash incentive compensation based on Company and/or Segment/unit performance with respect to three metrics: STI Adjusted EBITDA, core sales and an optimization initiative, which measures the ratio of sales growth to the sum of selling, general and administrative costs and the labor cost portion of cost of sales
●
Target achievement levels for STI Adjusted EBITDA and core sales metrics are based on improvements in performance from the prior year, with those target levels of improvement the same as in prior years to enhance long-term focus
●
Target achievement level for the ratio of sales growth to labor cost group anchored on our 2025 budget
●
Emphasizes profit (50%) and cost controls (25%) over sales (25%)
●
Capped payouts if maximum goals are met
●
Participants may elect to receive up to 50% of STI in RSUs, with additional RSUs granted equal to 20% of elected amount

●
Provide an incentive to achieve performance goals that are deemed critical to the business, our strategy and aligned with stockholder value creation
●
Motivate improvement in Company performance from the prior year

●
Annual target opportunity determined annually based on market data, individual roles and responsibilities and individual performance
●
Payout based on Company and Segment/unit performance compared to prior year or in the case of the optimization initiative, based on performance compared to performance targets for the ratio of sales growth to the sum of selling, general and administrative costs and the labor cost portion of cost of sales

	Long-term Incentives (“LTI”)	PRSUs account for 50% of target LTI value with vesting contingent upon Company performance measured over three years based on the following:	● Build ownership and align with stockholders’ interests ● Provide an incentive to achieve performance goals that are deemed	● Intended target amount of all LTI awards is based on individual roles and responsibilities, individual performance and U.S. market data;

2026 Proxy Statement	37

● Adjusted ROIC based on internally established objectives (2) ● Adjusted ROIC subject to modifier, based on TSR for the period relative to the S&P 400 Mid Cap companies (3)	critical to the business, our strategy and aligned with stockholder value creation	for PRSUs, vesting only occurs if a threshold level of achievement is attained
RSUs account for 25% of target LTI value with awards vesting ratably over a three-year period based on continued service	● Build ownership and align with stockholders’ interests ● Facilitate retention ● Reward long-term success and growth	● Intended target amount of all LTI awards is based on individual roles and responsibilities, individual performance and market data.
Stock Options account for 25% of target LTI value with awards vesting ratably over a three-year period based on continued service
●
Build ownership and align with stockholders’ interests
●
Facilitate retention
●
Reward long-term success and growth
●
Provide incentive to take actions that support stockholder value creation as the stock options will have no value unless the stock price appreciates above the underlying exercise price

●
Intended target amount of all LTI awards is based on individual roles and responsibilities, individual performance and market data; number of options based on Black-Scholes options-pricing model.
●
Stock options only have value if the stock price appreciates above the exercise price.

(1)	For Touya, Prieur, Tlili and Gong, a portion of their STI is based on the STI Adjusted EBITDA improvement and core sales growth in the NEOs’ areas of responsibility. See “Short-Term Incentives” later in this Compensation Discussion and Analysis.
(2)	Adjusted return on invested capital (or Adjusted ROIC) over the three-year period, is defined as the three-year average of (i) adjusted earnings before net interest (but after taxes), which includes the impact of restructuring charges at 40% in year one and 30% in years two and three, but excludes acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) the Company’s average capital (i.e., equity excluding currency effects plus net debt). The target is adjusted down by 0.2% for every $100M in acquisitions over the three-year performance period. The 0.2% adjustment assumes that over the performance period, the acquisition will become accretive to returns.
(3)	Total stockholder return (or TSR) is measured by price appreciation of the Company's common stock over a three-year performance period and reinvestment of dividends and is compared to the TSR of the S&P 400 MidCap Index over such three-year performance period.

CEO Transition Agreements

In connection with the previously announced leadership transition, the Company entered into new arrangements with Messrs. Touya and Tanda on March 16, 2026.

The Company entered into an employment agreement with Mr. Touya in connection with his appointment as President and Chief Executive Officer, effective September 1, 2026. The agreement provides for an initial annual base salary of $1,060,000 and a target annual short-term incentive opportunity equal to 120% of base

38	2026 Proxy Statement

salary for the portion of 2026 following the effective date of his appointment, with his 2026 annual bonus prorated to reflect compensation levels and target opportunities in effect before and after such date. Mr. Touya will continue to participate in the Company’s long-term incentive program with an annual target opportunity of not less than 500% of base salary, and the Company expects to grant incremental equity awards following the effective date to reflect his updated target opportunity for 2026, taking into account long-term incentive awards previously granted to him for 2026.

In connection with the forfeiture of his accrued benefits under certain French defined benefit and retirement indemnity plans, the Company will make a fully vested employer contribution to a nonqualified deferred compensation plan equal to the U.S. dollar equivalent of €2,506,320, subject to adjustment for 2026 accruals through the effective date of his appointment as President and CEO and applicable exchange rates. The agreement also provides for relocation reimbursement (including a tax gross-up) and potential repatriation benefits under certain circumstances. The agreement includes customary provisions regarding termination of employment, including severance protections in the event of certain qualifying terminations and enhanced protections following a change in control, as well as post-employment noncompetition and nonsolicitation covenants.

The Company also entered into a letter agreement with Mr. Tanda in connection with his retirement as President and Chief Executive Officer effective September 1, 2026. Under this agreement, Mr. Tanda will remain employed by the Company as a strategic advisor through December 31, 2026 and will continue to serve as a member of the Board during that period. His base salary and benefit arrangements will remain at the same levels as in 2025, and he will continue to be eligible for a target short-term incentive opportunity equal to 130% of base salary for 2026, with any payout subject to actual performance and his continued employment through December 31, 2026. He will also be eligible for a long-term incentive award for 2026 with a target grant value equal to 605% of base salary, subject to the terms and conditions of the Company’s incentive programs.

2026 Proxy Statement	39

Compensation Philosophy and Objectives

Our compensation philosophy and objectives are, first and foremost, to fairly and competitively compensate our executives for growing our business and increasing value for stockholders and, secondly, to retain our experienced management team.

We believe that the following factors are supportive of our compensation objectives:

What We Do	What We Do Not Do

●
Pay program designed to be reasonable, performance-based and supportive of our business strategy and compensation objectives
●
Significant amount of pay that is At-Risk (both annual and long-term), with a substantial amount provided in equity (and therefore aligned with stockholders)
●
Stock ownership guidelines, limits on executive officer stock trading and prohibition of hedging or pledging of Aptar equity securities
●
Employment and change-in-control agreements that are designed to be competitive in markets in which we compete for executive talent
●
Our annual equity awards contain double trigger vesting provisions in the event of a change in control
●
We maintain a stand-alone clawback policy allowing for the recoupment of compensation in the event of a financial statement restatement
●
The performance-based component of the annual equity grant represents 75% of the annual equity grant, delivered 50% in PRSUs, 25% in stock options

●
Tax gross-up agreements with NEOs, other than those related to relocation benefits or expatriate assignments
●
Significant perquisites other than common perquisites provided in the context of expatriate assignments or related to relocation
●
Practices or design features that encourage excessive risk taking
●
Reprice stock options without stockholder approval
●
Grant discounted stock options

Stockholder Feedback on Compensation Practices

The Management Development and Compensation Committee considered the continued support that our proposal on executive compensation received from stockholders at our 2025 annual meeting of stockholders, at which approximately 96.2% of votes cast (excluding abstentions and broker non-votes) were in favor of our compensation policies and practices. Overall, we achieved a five-year average vote of approximately 97% of votes cast. The Management Development and Compensation Committee determined that the Company's executive compensation philosophy and objectives and compensation elements continued to be appropriate, and no changes were made to our executive compensation program in response to the advisory vote.

40	2026 Proxy Statement

Factors Considered when Determining Compensation Levels:
Industry Data ● We benchmark all roles against size-appropriate published general industry survey data covering the U.S. and local international markets.
Peer Data Review ● We review proxy data from the Company’s compensation peer group for the CEO and CFO roles as well as pay practices and program design.

Individual

●
We understand the importance of retaining a talented executive management team, which manages a globally diverse business while balancing a unified, single management team with a high focus on delivering results. We review past compensation levels and place a high value on the experience of executive management.

The Management Development and Compensation Committee has historically intended to create an executive compensation program for NEOs that generally targets cash compensation at the median, overall and by compensation element. The Management Development and Compensation Committee may deviate from its targeted positioning (positioning total pay and/or any element above or below market median) based on circumstances such as executive tenure, Company/Segment/Unit performance, individual performance, functional duties relative to those captured by survey and proxy data as well as internal equity. The benchmarking study conducted by Pay Governance used for evaluating Aptar’s 2025 executive compensation program, described in further detail below, noted the following high-level findings for our executive officers, including NEOs, as compared to general industry survey data:

●	Base salaries generally fell between the 25th and 65th percentiles;
●	Target STI and LTI levels were generally ranked between the 50th and 75th percentiles; and
●	Target total direct compensation levels (salary + target bonus + target LTI values) were generally between the 50th and 75th percentiles.

For 2025, the Management Development and Compensation Committee confirmed the compensation peer group (“Peer Group”) which serves as part of the basis for the Management Development and Compensation Committee's decisions regarding the 2025 pay of the CEO and CFO. Peer group data were developed from proxies and supplemental information reported by several compensation surveys for CEOs and CFOs at industrial companies viewed as comparable in size to Aptar. In consultation with Pay Governance, the Management Development and Compensation Committee and management used the following characteristics to assess the Company's current peers as well as to identify any potential replacements:

●	Compete with Aptar for market share, operate in similar industries (e.g., packaging, specialty chemicals, specialty materials) and are based in the U.S.;
●	Provide similar intermediate products (e.g., structured materials, packaging, closures, spray products) to similar end-use markets (e.g., consumer, beauty, home, pharmaceutical, medical, healthcare, food, beverage);
●	Fall within a reasonable range of Aptar's size and scale based on several factors (e.g., revenue, assets, invested capital, number of employees, market capitalization);
●	Earn a considerable amount of their revenue outside of the U.S.;
●	Appear to be valued like Aptar by the stock market based on their market capitalization to revenue vs. Aptar's; and
●	Compete with Aptar for senior executive talent (companies from which Aptar potentially would recruit senior talent or possibly lose senior talent).

2026 Proxy Statement	41

The Peer Group is not a comprehensive list of all of Aptar’s competitors. Rather, it includes a set of companies that meet most, but not necessarily all, of the peer group selection criteria noted above. The Management Development and Compensation Committee approved the Peer Group for evaluating target pay levels of the CEO and CFO as well as for assessing Aptar's executive pay practices and policies. The following companies were included in the Peer Group for 2025, which was the same Peer Group used to evaluate 2024 compensation decisions:

2025 Peer Group Companies:

Albemarle Corp.

Ashland Global Holdings Inc.

Berry Global Group, Inc.

Catalent, Inc.

CCL Industries, Inc.

Enovis Corporation

ICU Medical, Inc.

Ingredion Inc.

International Flavors & Fragrances

McCormick & Company

Perrigo Company Revvity, Inc. Sealed Air Corp Sensient Technologies, Inc. Silgan Holdings Inc. Sonoco Products Co. Stericycle, Inc. STERIS plc Teleflex Inc. West Pharmaceutical Services, Inc.

The Management Development and Compensation Committee reviews compensation survey information prepared by its compensation consultant for the CEO and other executive officer positions annually. Consistent with prior years, the compensation elements evaluated by Pay Governance in 2025 were base salary, target STI, target total cash compensation (the sum of base salaries and target cash incentives), target LTI, and target total direct compensation (the sum of target total cash compensation and target LTI). In considering compensation for the CEO and CFO, the Management Development and Compensation Committee considered Peer Group compensation data compiled from the most recent proxy statement at the time of analysis, in addition to the compensation survey information prepared by Pay Governance. When determining the 2025 compensation opportunities of executive officers other than Mr. Tanda, the Management Development and Compensation Committee also reviewed recommendations furnished by Mr. Tanda, including salary, target STI and target LTI recommendations. In 2025, Mr. Tanda, participated in all discussions regarding salaries and incentive compensation for all of our executive officers, except during discussions regarding his own compensation. Mr. Tanda made suggestions or recommendations during these discussions; however, all deliberations and determinations regarding the compensation of our executive officers were made solely by the Management Development and Compensation Committee.

Targeted base salary, STI opportunities and LTI grant values were provided by Pay Governance from several compensation surveys covering U.S. and non-U.S. executives and included general industry data for hundreds of companies. Wherever possible, the market data was adjusted to Aptar’s revenue size or the size of the position's operating unit. The same compensation elements also were reviewed by Pay Governance in the analysis of Peer Group data for Mr. Tanda and Ms.Kanu.

42	2026 Proxy Statement

Elements of Our Executive Compensation Program

There are three main elements of our executive compensation program which are described below.

Salary. The salary level of the CEO is generally established by the Management Development and Compensation Committee each January after evaluating individual performance and discussing the market data provided by Pay Governance. The salary levels of the other NEOs are also generally set each January after evaluating and discussing the recommendations of the CEO and reviewing the market data provided by Pay Governance. In 2025, the Management Development and Compensation Committee increased the salaries of our NEOs from the 2024 levels as presented below.

Name	2025 Salary	2024 Salary	% Increase
Tanda	$1,175,000	$1,175,000	—%
Kanu(1)	$720,000	$720,000	—%
Touya(2)	$652,568	$601,971	8%
Prieur(3)	$722,129	$664,273	9%
Tlili(4)	$620,342	$575,571	8%
Gong(5)	$568,597	$516,906	10%
(1)	Ms. Kanu joined Aptar in October 2024; therefore, her salary was not increased in 2025 because she was newly hired when the Management Development and Compensation Committee made its 2025 salary determinations.
(2)	Mr. Touya's compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year. His 2025 salary in Euros is 577,569, which represents a 3.8% increase over his 2024 salary in Euros.
(3)	Mr. Prieur’s compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year. His 2025 salary in Swiss Francs is 598,730, which represents a 2.4% increase over his 2024 salary in Swiss Francs.
(4)	Mr. Tlili’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year. His 2025 salary in Euros is 549,047, which represents a 3.2% increase over his 2024 salary in Euros.
(5)	Ms. Gong’s salary increase reflects her expanded responsibilities and is intended to align her compensation with the scope and strategic impact of her expanded role.

Short-term Incentives (“STI”)

The Management Development and Compensation Committee continues to maintain the Company's historical approach to linking pay to performance. The STI plan is based on STI Adjusted EBITDA, core sales growth and an optimization initiative metric, with the STI design placing three times as much emphasis on profitability and cost controls compared to top-line growth. Beginning in 2025, the optimization initiative metric dynamically sets the labor cost target for different revenue growth scenarios based on cost-savings goals. It measures the ratio of sales growth to the sum of selling, general and administrative costs and the labor cost portion of cost of sales. In addition, the 2025 STI design continues to emphasize segment/unit results with different STI Adjusted EBITDA and core sales goals for each segment/unit. Consistent with 2024, the Management Development and Compensation Committee included the optimization initiative metric as a performance goal under the STI plan in order to incentivize the NEOs to focus on cost management and operational leverage, which is consistent with our strategic priorities for the next five years and reinforces the importance of this key metric as a priority throughout the organization. The Management Development and Compensation Committee chose STI Adjusted EBITDA, core sales growth and the optimization initiative metric as performance measures because they are viewed as being directly tied to goals that we believe are critical to our business strategy and the creation of stockholder value.

The Company STI Adjusted EBITDA and core sales growth goals under the STI place emphasis on continuous improvement over the prior year’s results. As a result, NEOs earn no STI payout with respect to such goals if results are less than prior year performance, with results equal to the prior year producing a threshold payout (50% of target). Further, the Company continues to use year-over-year consistency for determining target and maximum payouts. Under this approach, the Management Development and

2026 Proxy Statement	43

Compensation Committee approved growth rates in STI Adjusted EBITDA and core sales, which do not change from year to year because they are based on the Company’s long-term expectations of the business. For the NEOs other than the CEO and CFO, the STI Adjusted EBITDA and core sales performance factors are further weighted 40% Company performance and 60% on their respective areas of responsibility.

The target STI opportunity is a percentage of each NEO's base salary, and is determined annually based on market data, the Company's historical pay practices, individual role and responsibilities and internal equity. For 2025, the target STI opportunity for Mr. Tanda was increased to better align his total target pay opportunities with market practices; however, his base salary remained unchanged from the prior year. The STI target opportunity did not increase for the other NEOs.

The following illustrates how the 2025 STI payouts were calculated:

At the beginning of 2025, the Management Development and Compensation Committee established the following growth in Company performance and weightings for the STI Adjusted EBITDA and core sales growth metrics for 2025. These growth objectives for the STI Adjusted EBITDA and core sales growth goals are consistent with prior years, as well as with the Company’s continuous improvement mindset. They also consider our economic expectations for our different segments.

2025 STI Performance for Corporate and Segments
Corporate and
Segments/Unit STI Adjusted
EBITDA(1) Growth vs
Prior Year (Weighted						Corporate and Segments/Unit Core Sales(2) Growth vs Prior Year
50% of Target)(3)						(Weighted 25% of Target)(3)
					Performance						Performance
Corp	Beauty	Pharma	Closures	Asia	Factor	Corp	Beauty	Pharma	Closures	Asia(3)	Factor
<0%	<0%	<0%	<0%	<0%	0%	<0%	<0%	<1%	<0%	<1%	0%
0.0%	0.0%	0.0%	0.0%	0.0%	50.0%	0.0%	0.0%	1.0%	0.0%	1.00%	50.0%
5.0%	5.0%	7.0%	5.0%	9.0%	100.0%	4.0%	3.0%	7.0%	4.0%	8.00%	100.0%
7.0%	7.0%	8.3%	7.0%	11.3%	125.0%	5.0%	4.0%	8.0%	4.8%	9.00%	125.0%
10.0%	10.0%	9.5%	10.0%	13.5%	150.0%	6.0%	5.0%	9.0%	5.5%	10.00%	150.0%
13.0%	13.0%	10.8%	13.0%	15.8%	175.0%	6.5%	5.5%	10.0%	6.3%	11.00%	175.0%
15.0%	15.0%	12.0%	15.0%	18.0%	200.0%	7.0%	6.0%	11.0%	7.0%	12.00%	200.0%
(1)	STI Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, excluding acquisition costs, impact of acquisitions in the year acquired and a portion of transformation costs.
(2)	Core sales growth is defined as organic sales growth that excludes currency effects and acquisition effects in the last 12 months.
(3)	For performance between performance levels, payout levels will be determined based on straight line interpolation.

44	2026 Proxy Statement

	Corporate and Segments/Unit STI Adjusted	Corporate and Segments/Unit Core
	EBITDA Growth vs Prior Year	Sales Growth vs Prior Year
Actual Growth Rates	(Weighted 50% of Target)	(Weighted 25% of Target)
Corporate	4.7%	2.2%
Beauty	(3.5)%	1.8%
Pharma	5.3%	2.9%
Closures	11.5%	1.4%
Asia	24.4%	8.7%

At the beginning of 2025, the Management Development and Compensation Committee established the following achievement levels for the optimization initiative metric for 2025, which achievement levels were measured based on a ratio of 5.4% sales growth to labor cost growth.

2025 Corporate Optimization Initiative Performance (Weighted 25% of Target)(1)
Performance Factor	Performance Level
50%	5.9%
100%	4.8%
200%	3.8%
2025 Actual Performance	6.7%
(1)	The optimization initiative metric is defined as the growth of the sum of selling, general and administrative costs and the labor cost portion of cost of sales versus the growth of sales, excluding the impact of any restructuring activity and the impact of any acquisitions and mergers and acquisitions activity that does not result in the consummation of a transaction.

Based on actual performance in 2025 and applying the weighting described above, the following performance factors were determined for 2025 and resulted in the following 2025 STI (adjusted for rounding):

	2025 Base			Performance
NEO	Salary	Target %	Target $	Factor(3)	2025 STI
Tanda	$1,175,000	130%	$1,527,500	67.9%	$1,036,865
Kanu	$720,000	85%	$612,000	67.9%	$415,425
Touya(1)	$652,568	75%	$489,426	63.4%	$323,407
Prieur(2)	$722,129	75%	$541,597	39.1%	$227,401
Tlili(1)	$620,342	75%	$465,257	86.0%	$417,258
Gong	$568,597	75%	$426,448	104.8%	$446,872
(1)	The 2025 Base Salary, Target and 2025 STI for Messrs. Touya and Tlili were denominated in Euros and converted to USD using the average exchange rate for the year. Their awards were calculated using the spot rate on the initial payment date of the award, which was February 26, 2026 which aligns with the Company’s regional payout date in France.
(2)	Mr. Prieur's 2025 Base Salary, Target and 2025 STI were denominated in Swiss Francs and converted to USD using the average exchange rate for the year. His award was calculated using the spot rate on the payment date of the award, which was February 25, 2026 which aligns with the Company’s regional payout date in Switzerland.
(3)	Slight variance in the calculation is due to rounding in the displayed Performance Factor.

The Management Development and Compensation Committee believes it is important to encourage executive officer stock ownership and provide opportunities to increase equity ownership. For those reasons, an executive officer may elect to receive up to 50% of his or her STI in the form of RSUs. If an executive elects to receive a portion of his or her STI in RSUs, the executive will also receive an additional 20% of the elected amount in the form of RSUs to recognize the difference in earned cash STI payouts and RSUs that remain at risk to changes in stock price as well as continued service. The value of each RSU is determined by the closing share price on the NYSE on the day preceding the date of grant. RSUs vest over a three-year period, with one third vesting on each of the first three anniversaries of the grant date, and the RSUs converting into our common stock following the vesting date. Recipients of RSUs may not vote the units in stockholder votes and they do not earn or receive any dividend payments on the units. Messrs. Tanda and

2026 Proxy Statement	45

Touya and Ms. Kanu elected to receive a portion of their 2025 STI in RSUs, which election applied to the payouts described above.

Long-term Performance Incentives (“LTIs”)

We manage our business for the long-term benefit of all stakeholders and consequently we believe that it is important that our NEOs receive a substantial portion of their compensation in the form of long-term incentives (LTI). Additionally, we believe LTI compensation in the form of equity awards provide a strong alignment between the interests of our NEOs and our stockholders. The Management Development and Compensation Committee also believes that LTI awards are an essential tool in promoting executive retention. Consistent with our 2024 LTI structure, the annual LTI grants in 2025 were comprised of 50% PRSUs, 25% stock options and 25% time-based RSUs. Dividends are not declared or paid with respect to RSUs, PRSUs or stock options.

Setting Award Value

In early 2025, the Management Development and Compensation Committee granted the NEOs LTI awards. In approving the 2025 LTI awards and based on a review of market data, as reported by Pay Governance, the Management Development and Compensation Committee also continued the market-based approach to determining LTI values, which calculates the grant value delivered to award recipients based on current market price rather than accounting values. Target amounts of the LTI awards are also based on individual roles and responsibilities, and market data. The target LTI amount for Mr. Tanda was increased from 520% to 605% of base salary, to better position his target total direct compensation at the median of our Peer Group, based on a review of the Company’s Peer Group and other relevant market data. The target LTI amount, as a percentage of base salary, for the other NEOs did not change as compared to 2024. Once the LTI target award value was determined for each NEO, the award was divided between PRSUs, RSUs and stock options, weighted 50%, 25% and 25% respectively. The weights between LTI elements are intended to strike a reasonable balance between performance-based grants (PRSUs and stock options) and time or service-based grants (RSUs), consistent with the Company’s pay philosophy and principles.

The following table sets forth the target LTI award value, as a percentage of base salary and in absolute dollars, of the 2025 LTI awards received by each NEO.

NEO	Target Value of LTI Award as a % of Base Salary (1)	Target Value of LTI award(2)
Tanda	605%	$7,108,750
Kanu	310%	$2,232,000
Touya(3)	175%	$1,015,522
Prieur(4)	175%	$1,104,964
Tlili(3)	175%	$970,984
Gong	175%	$958,860
(1)	Beginning in 2025, the LTI awards were calculated using each NEO’s base salary as of the prior fiscal year-end rather than the base salary in effect on the grant date except in the case of Ms. Gong. Ms. Gong’s target value of LTI was calculated by applying 6% of her base salary increase, the portion of her base salary increase associated with her expanded responsibilities.
(2)	Because the amounts reported in this column represent the market-based targeted grant values, they differ from the amounts reported in the 2025 Summary Compensation Table, which are determined in accordance with applicable accounting rules based on the stock price at the date of grant or, in the case of stock options, a Black-Scholes valuation.
(3)	Target values for Messrs. Touya and Tlili were originally denominated in euros and converted to U.S. dollars using a multi-day average exchange rate methodology. The conversion rate was calculated by averaging daily Euro-USD exchange rates for the number of trading days following the Company’s earnings release on February 6, 2025, through March 7, 2025, and the same number of trading days preceding the earnings release date.
(4)	The target value of LTI for Mr. Prieur was originally denominated in Swiss Francs and converted to U.S. dollars using a multi-day average exchange rate methodology. The conversion rate was calculated by

46	2026 Proxy Statement

averaging daily Swiss Franc-USD exchange rates for the number of trading days following the Company’s earnings release on February 6, 2025, through March 7, 2025, and the same number of trading days preceding the earnings release date.

PRSUs

PRSUs are measured over a three-year performance period, with the measurement date beginning in the 2nd quarter of the initial year of the performance period and ending in the 2nd quarter three years thereafter. For 2025, the Management Development and Compensation Committee granted PRSUs as 50% of the target LTI award, which vest based on the Company’s Adjusted ROIC modified by the relative TSR performance over a three-year performance period, with potential vesting ranging from 0% to 250% of the target number of shares subject to the award (the “Target Shares”) as follows:

●	Adjusted ROIC over the three-year performance period, is defined as the three-year average of (i) adjusted earnings before net interest (but after taxes), which includes the impact of restructuring charges at 40% in year one and 30% in years two and three, but excludes the acquisition-related costs, purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities, divided by (ii) the Company’s average capital (i.e., equity excluding currency effects plus net debt). The target is reduced by 0.2% for every $100M in acquisitions which is weighted for time outstanding in the performance period. The 0.2% adjustment assumes that over the performance period, the acquisition will become accretive to returns. The Management Development and Compensation Committee established the Adjusted ROIC performance levels to be challenging but achievable, requiring the strong and consistent performance of the Company over the three-year performance period.
●	TSR relative to the S&P 400 MidCap Index over the three-year performance period is a modifier for the ROIC payout. TSR is measured by share price appreciation of the Company’s common stock over the three-year performance period and reinvestment of dividends, as compared to the TSR of the S&P 400 MidCap Index over the performance period. The TSR modifier will be determined in accordance with the following schedule:

Company TSR Percentile Rank as compared to the S&P 400 MidCap	Modifier
25th percentile and below	75%
50th percentile	100%
75th percentile and above	125%

RSUs

Twenty-five percent of the 2025 LTI program consisted of time-based RSUs, which vest over a three-year service period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2025 RSUs under the terms of the award agreement or his or her employment or other agreement, as applicable. RSUs are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders as the value of the RSUs remains at-risk and fluctuates based on our stock price performance.

Stock Options

The remaining twenty-five percent component of the 2025 LTI program consisted of stock options, which vest over a three-year period, subject to the NEO’s continued employment through the applicable vesting date except to the extent an event triggers accelerated vesting of the 2025 stock options under the terms of the award agreement or his or her employment or other agreement, as applicable. Stock options are included as a component under the annual LTI program to further enhance the retentive aspect of the Company’s executive compensation program and further align the interests of our NEOs with the long-term interests of the Company’s stockholders as the value of the stock options remain at-risk and fluctuates based on our stock price performance, with no value unless our stock price appreciates above the exercise price of the stock options.

2026 Proxy Statement	47

2022 PRSU Awards

Under the terms of the 2022 PRSUs, March 2025 was the end of the final year of the three-year performance period for the awards. The 2022 PRSUs were eligible to vest based on Adjusted ROIC and the Company’s relative TSR, weighted 35% and 65%, respectively. The 2022 PRSU performance objectives and the achievement levels are set forth in the tables below.

	Below
Performance	Threshold	Threshold	Target	Maximum	Actual	Vesting
Objective	(0% Vesting)	(50% Vesting)	(100% Vesting)	(200% Vesting)	Results	Percentage
Adjusted ROIC (1)	<7.4%	7.4%	9.4%	11.4%	10.2%	135.7%
Company TSR Percentile Rank vs. S&P 400 MidCap Constituent Company Returns	Below 25th Percentile	25th Percentile	50th Percentile	75th Percentile	61.2nd Percentile	144.8%
(1)	In accordance with the terms of the award agreements, the original ROIC targets are adjusted down 0.2% for every $100M in acquisitions, which is weighted for time outstanding in the performance period.

Based on performance over the three-year performance period, presented below are the number of shares earned for each of the participating NEOs. The earned shares are also presented in the 2025 Option Exercises and Stock Awards Vested Table, presented below.

NEO(1)	Target PRSUs	Earned PRSUs
Tanda	28,638	40,556
Touya	5,537	7,841
Prieur	5,731	8,116
Tlili	5,091	7,209
Gong	4,715	6,677
(1)	Ms. Kanu did not receive a payout from the 2022 PRSU Award because she was not employed by the Company at the time the original PRSU Award was granted.

Post-Termination Compensation

The employment agreements of our NEOs provide for guaranteed minimum salary levels, death benefits, non-competition clauses and post-termination commitments. The post-termination commitments do not significantly affect the Management Development and Compensation Committee’s decisions concerning other compensation elements. We believe that the post-termination commitments included in the NEOs’ agreements are not substantially different from what is typical at other companies with revenues similar to those of Aptar. Additional information about the employment agreements, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on December 31, 2025 is found under “Potential Payments Upon Termination of Employment.”

Retirement Plan Arrangements

We also offer pension plans to our employees, including NEOs. Additional information regarding our pension plans is found under “Pension Benefits.”

We maintain profit sharing and savings plans for our employees, including NEOs. These plans permit employees to make such savings in a manner that is relatively tax efficient.

Perquisites

Perquisites have historically been an insignificant percentage of overall NEO compensation and therefore generally do not affect the decisions of the Management Development and Compensation Committee when determining other elements of compensation. These perquisites can include a company-provided automobile for our NEOs outside of the United States and supplemental life insurance, among others. The Company provides competitive perquisites for NEOs on an expatriate assignment, which the Management Development and Compensation Committee believes are consistent with market practices. For example, pursuant to the

48	2026 Proxy Statement

terms of her employment agreement, Ms. Gong will receive expatriate benefits relating to her current international assignment in China. The additional benefits that she receives are directly related to the additional expenses Ms. Gong incurs as a result of her China assignment. Similarly, on January 25, 2022, the Company and Mr. Touya entered into an Expatriate Letter Agreement pursuant to which Mr. Touya’s then-existing employment agreement will be suspended while he is on assignment with the Company in the U.S. and he will receive compensation and benefits consistent with similarly-situated employees of the Company on an expatriate assignment or as otherwise approved by the Management Development and Compensation Committee. The Management Development and Compensation Committee believes it is necessary to provide NEOs with perquisites similar to those provided by other companies in order to recruit and retain the best executive talent or, in the case of expatriate benefits, to induce the executives to accept the expatriate assignment and retain them during the desired period of expatriate service. The Management Development and Compensation Committee reviews the perquisites provided to its NEOs on a regular basis.

Stock Ownership

Under the Company's stock ownership guidelines, the executive officers must own Company common stock and/or hold RSUs representing a value that is as follows: for the CEO, six times his or her base salary and for the remaining executive officers, three times their base salary. Under the guidelines, executive officers must retain 50% of net after taxes shares from any equity vesting until the stock ownership guidelines are met.

As of the record date, each NEO was in compliance or in the phase-in period with the guidelines as presented in the table below.

	Ownership	Ownership Level
Executive Officer	Requirement	Requirement Status
Tanda	6 X Base Salary	Exceeds Guideline
Kanu(1)	3 X Base Salary	In the phase-in period
Touya (2)	3 X Base Salary	Exceeds Guideline
Prieur	3 X Base Salary	Exceeds Guideline
Tlili	3 X Base Salary	Exceeds Guideline
Gong	3 X Base Salary	Exceeds Guideline
(1)	Ms. Kanu is subject to the Company’s stock ownership guidelines; however, as a newly hired NEO, she is required to retain 50% of net shares from any equity vesting until ownership levels are met.
(2)	On the effective date of his appointment as President and Chief Executive Officer, the CEO ownership requirement will apply to Mr. Touya, subject to the applicable phase-in period.

Management Development and Compensation Committee’s Use of Consultants and Consultant’s Independence

The Management Development and Compensation Committee has responsibility for approving the compensation programs for our NEOs and acts pursuant to a charter that has been approved by our Board and is available through the Corporate Governance link on the Investor Relations page of the Aptar website located at: investors.aptar.com. Under this charter, the Management Development and Compensation Committee has the authority to retain outside advisers as deemed necessary, and in 2025 the Management Development and Compensation Committee retained Pay Governance as its independent compensation consultant. The Management Development and Compensation Committee has determined that Pay Governance is independent according to the advisor independence factors outlined by the NYSE and its services to the committee do not raise any conflicts of interest.

Stock Trading Guidelines

We have an Insider Trading Policy that applies to senior management, including our NEOs. The Insider Trading Policy prohibits our senior management from engaging in selling short our common stock or engaging in hedging, pledging or offsetting transactions regarding our common stock.

2026 Proxy Statement	49

Clawback Policy

The Management Development and Compensation Committee has adopted a clawback policy in the event the Company is required to prepare an accounting restatement due to material non-compliance with a financial reporting requirement under the federal securities laws. Under the policy, the Management Development and Compensation Committee will, to the extent legally permitted, require reimbursement of that portion of any incentive compensation earned by a current or former executive officer during the three-year period preceding the date on which the Company is required to prepare the restatement, which is in excess of what would have been paid or earned by such executive officer had the financial results been properly reported.

50	2026 Proxy Statement

Compensation Committee Report

The Management Development and Compensation Committee of the Board of Directors oversees Aptar’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Management Development and Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Management Development and Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 and this proxy statement.

Management Development and Compensation Committee Giovanna Kampouri Monnas (Chair) Craig Owens Ralf K. Wunderlich Julie Xing

2026 Proxy Statement	51

2025 Summary Compensation Table

The table below contains compensation information for the NEOs of Aptar. For information concerning the objectives of our compensation program, including an analysis of individual compensation elements awarded in 2025, see our “Compensation Discussion and Analysis.”

							Changes in
							Pension Value
							and
							Nonqualified
						Non‑Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
Stephan B. Tanda	2025	1,175,000	—	6,096,670	1,681,509	518,433	696,184	59,115	10,226,911
President and	2024	1,175,000	—	5,938,995	1,631,049	765,209	353,814	63,390	9,927,457
Chief Executive Officer	2023	1,118,500	168,000	4,974,288	1,166,652	769,829	658,184	59,676	8,915,129
Vanessa Kanu	2025	720,000	—	1,968,169	527,961	207,712	—	133,613	3,557,455
Executive Vice President
and Chief Financial Officer
Gael Touya(6)	2025	652,568	—	937,314	240,210	194,044	808,657	772,589	3,605,382
President,	2024	601,971	—	1,132,170	281,671	330,140	226,737	879,903	3,452,592
Aptar Pharma	2023	573,294	54,184	1,010,498	220,224	380,421	935,699	765,822	3,940,142
Marc Prieur(7) President, Aptar Beauty	2025	722,129	—	850,925	261,360	227,401	164,795	14,484	2,241,094
	2024	664,273	—	964,712	313,412	248,547	139,293	12,806	2,343,043
	2023	625,779	60,217	817,420	235,421	529,491	126,695	12,551	2,407,574
Hedi Tlili(8) President, Aptar Closures	2025	620,342	—	747,805	229,691	417,258	540,203	64,524	2,619,823
	2024	575,571	—	1,028,964	269,299	534,080	389,093	52,087	2,849,094
Xiangwei Gong	2025	568,597	—	738,449	226,812	446,872	178,681	260,749	2,420,160
Executive Vice President, Strategic Group Development and President, Aptar Asia	2024	516,906	—	743,334	241,489	431,221	92,813	236,435	2,262,198
	2023	494,647	46,000	855,674	192,111	235,757	171,762	435,987	2,431,938
(1)	Stock Award compensation for each NEO includes the fair value of RSUs granted in lieu of a portion of the executive’s annual short-term incentive for that year, at the executive’s election, and additional RSUs granted to an executive officer who made such election. The value of the additional RSUs granted represents 20% of the value of the STI Plan (non-equity incentive compensation plan amount) that was taken in the form of RSUs in lieu of cash. RSUs vest over a three-year period. The number of RSUs granted to Messrs. Tanda, Touya, and Ms. Kanu with respect to the 2025 performance is included in the table below. The number of RSUs granted was determined by dividing the amount of the STI taken in RSUs and the additional 20% on that amount by the market price of our common stock on February 25, 2026 for Mr. Tanda and Ms. Kanu, and February 26, 2026 for Mr. Touya, discounted for dividends not received during the vesting period.

				Amounts Included In
	Amounts Included In			Stock Awards Column
	Stock Awards Column			For Additional 20%
	Above Taken In			On Amounts Taken In
	Lieu Of Cash			Lieu of Cash			Combined Total
	($)/(# RSUs)			($)/(# RSUs)			($)/(# RSUs)
Tanda	$518,432	/	3,729	$103,687	/	746	$622,119	/	4,475
Kanu	$207,713	/	1,494	$41,542	/	299	$249,255	/	1,793
Touya	$129,363	/	937	$25,872	/	188	$155,235	/	1,125

Stock Award compensation also includes RSUs and PRSUs that are granted in connection with NEOs’ 2025 LTI, as described above under “Long-term Performance Incentives.” RSUs granted in connection with 2025 LTI grants were granted on March 17, 2025 at the closing market price on that day of $144.47.

	# RSUs	$
Tanda	11,998	$1,733,351
Kanu	3,767	$544,218
Touya	1,714	$247,622
Prieur	1,865	$269,437
Tlili	1,639	$236,786
Gong	1,618	$233,752

52	2026 Proxy Statement

PRSUs in connection with 2025 LTI grants were granted on March 17, 2025. Amounts shown in the column regarding PRSUs do not reflect dollar amounts actually received by the NEOs. Instead, these amounts represent the aggregate grant date fair value of the PRSUs granted in the year indicated computed in accordance with ASC Topic 718. The grant date fair value of the PRSUs is determined based on the probable satisfaction of the ROIC performance condition and TSR modifier at the time of grant and the closing stock price on such date in accordance with ASC Topic 718.

	# PRSUs	$
Tanda	24,262	$3,741,200
Kanu	7,618	$1,174,696
Touya	3,466	$534,457
Prieur	3,771	$581,488
Tlili	3,314	$511,019
Gong	3,273	$504,697

The amounts included in the Stock Awards column for the PRSUs granted during 2025 are calculated based on the probable satisfaction of the performance conditions for such awards as of the date of grant. Assuming the highest level of performance is achieved for the PRSUs relating to the ROIC component, modified by the TSR at the highest level, the maximum grant date fair value would be as follows: Mr. Tanda—$9,353,001; Ms. Kanu—$2,936,739; Mr. Touya—$1,336,143; Mr. Prieur—$1,453,721; Mr. Tlili--$1,277,547; and Ms. Gong—$1,261,742. Assumptions used in the calculation of the expense related to the stock awards can be found in Note 16, “Stock-Based Compensation” to Aptar’s audited financial statements for the year ended December 31, 2025, included in Aptar’s Annual Report on Form 10-K filed with the SEC on February 6, 2026 (“Aptar’s Financial Statements”).

(2)	Option Award values represent the grant date fair values determined in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the expense related to options can be found in Note 16, “Stock-Based Compensation” to Aptar’s Financial Statements.
(3)	Amounts reported in this column represent the cash portion received under the STI and are presented in the fiscal year in which they were earned. These amounts were paid in February of the following year once the consolidated financial results of Aptar were completed. Please see footnote 2 above for a summary of the RSU component of the 2025 STI, which was awarded in early 2026 and is reflected in the table above as 2025 compensation.
(4)	All of these amounts relate to changes in pension values. Assumptions used to calculate the change in the present value of accrued benefits were the same as those disclosed in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.
(5)	The amount of other compensation in 2025 includes Company contributions to profit sharing and savings plans, premiums related to Company-provided term life insurance and supplemental disability insurance. The amount of other compensation in 2025 also includes amounts related to a Company-provided automobile for our NEOs on expatriate assignments. The amount of other compensation in 2025 for Mr. Tanda includes $54,820 related to Company provided disability insurance and Company contributions related to a profit-sharing program. The amount of other compensation for Ms. Kanu includes $58,961 in relocation expenses provided pursuant to the terms of her hiring package;$12,195 in immigration and visa related costs; $11,850 in Company contributions made to her nonqualified deferred compensation plan in lieu of participation in the Company’s pension plan, which is now closed to new participants; $24,646 related to tax advisory fees; $15,461 related to Company provided life and disability insurance and $10,500 in Company contributions related to a profit sharing program. The amount of other compensation in 2025 for Mr. Touya includes (i) expatriate assignment related costs including $51,835 in tuition, $72,448 in cost of living adjustments, $348,582 in travel, housing and driver related services, $180,580 in tax reimbursements related to the tax impact based on his expatriate assignment and tax advisory fees in the amount of $43,818 related to his expatriate assignment, (ii) Company contributions related to a profit share program of $42,173, and (iii) Company provided disability insurance in the amount of $22,839. The amount of other compensation for Mr. Tlili includes Company contributions related to a profit sharing program in the amount of $44,037. The amount of other compensation for Ms. Gong includes (i) expatriate assignment related costs including payments for travel, housing and driver related services in the amount of $117,343, cost of living adjustments of $35,096, $52,676 in tax reimbursements related to the tax impact based on her expatriate assignment, tax advisory fees in the

2026 Proxy Statement	53

amount of $24,643 and family travel as provided under the terms of Ms. Gong’s expatriate assignment, (ii) Company contributions related to a profit sharing plan, and (iii) supplemental health insurance in the amount of $5,500. The amounts paid with respect to Mr. Touya and Ms. Gong and the relocation benefits paid to Ms. Kanu are valued based on the aggregate incremental cost to the Company and represents the amounts paid to, or on behalf of, the executive.
(6)	Mr. Touya’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the STI amount which was translated using the spot exchange rate on the date the amount was determined.
(7)	Mr. Prieur’s compensation is denominated in Swiss Francs and was translated to U.S. dollars using the average exchange rate for the year, except for the STI amount which was translated using the spot exchange rate on the date the amount was determined.
(8)	Mr. Tlili’s compensation is denominated in Euros and was translated to U.S. dollars using the average exchange rate for the year, except for the STI amount which was translated using the spot exchange rate on the date the amount was determined. Mr. Tlili was not an NEO prior to 2024.

54	2026 Proxy Statement

2025 Grants of Plan-Based Awards

The table below sets forth all plan-based awards granted to NEOs in 2025.

										All Other	All Other
										Stock	Option
										Awards:	Awards:	Exercise or
				Estimated Possible Payouts			Estimated Possible Payouts			Number of	Number of	Base	Grant Date
				Under Non-Equity Incentive			Under Equity Incentive			Shares of	Securities	Price of	Fair Value of
				Plan Awards(2)			Plan Awards(3)			Stock or	Underlying	Option	Stock
	Grant	Approval	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	Date	Date	Type(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)
S. Tanda	2/25/2025	2/4/2025	RSU	—	—	—	—	—	—	6,361	—	—	918,147
	3/17/2025	2/4/2025	NQSO	—	—	—	—	—	—	—	45,557	147.84	1,681,509
	3/17/2025	2/4/2025	RSU	—	—	—	—	—	—	11,998	—	—	1,733,351
	3/17/2025	2/4/2025	PRSU	—	—	—	4,549	24,262	60,655	—	—	—	3,741,200
	—	—	STI	—	1,527,500	3,055,000	—	—	—	—	—	—	—
V. Kanu	3/17/2025	2/4/2025	NQSO	—	—	—	—	—	—	—	14,304	147.84	527,961
	3/17/2025	2/4/2025	RSU	—	—	—	—	—	—	3,767	—	—	544,218
	3/17/2025	2/4/2025	PRSU	—	—	—	1,428	7,618	19,045	—	—	—	1,174,696
	—	—	STI	—	612,000	1,224,000	—	—	—	—	—	—	—
G. Touya	2/27/2025	2/4/2025	RSU	—	—	—	—	—	—	1,862	—	—	265,261
	3/17/2025	2/4/2025	NQSO	—	—	—	—	—	—	—	6,508	147.84	240,210
	3/17/2025	2/4/2025	RSU	—	—	—	—	—	—	1,714	—	—	247,622
	3/17/2025	2/4/2025	PRSU	—	—	—	650	3,466	8,665	—	—	—	534,457
	—	—	STI	—	489,426	978,852	—	—	—	—	—	—	—
M. Prieur	3/17/2025	2/4/2025	NQSO	—	—	—	—	—	—	—	7,081	147.84	261,360
	3/17/2025	2/4/2025	RSU		—	—	—	—	—	1,865	—	—	269,437
	3/17/2025	2/4/2025	PRSU	—	—	—	707	3,771	9,428	—	—	—	581,488
	—	—	STI	—	541,597	1,083,194	—	—	—	—	—	—	—
H. Tlili	3/17/2025	2/4/2025	NQSO	—	—	—	—	—	—	—	6,223	147.84	229,691
	3/17/2025	2/4/2025	RSU	—	—	—	—	—	—	1,639	—	—	236,786
	3/17/2025	2/4/2025	PRSU	—	—	—	621	3,314	8,285	—	—	—	511,019
	—	—	STI	—	465,257	930,514	—	—	—	—	—	—	—
X. Gong	3/17/2025	2/4/2025	NQSO	—	—	—	—	—	—	—	6,145	147.84	226,812
	3/17/2025	2/4/2025	RSU	—	—	—	—	—	—	1,618	—	—	233,752
	3/17/2025	2/4/2025	PRSU	—	—	—	614	3,273	8,183	—	—	—	504,697
	—	—	STI	—	426,448	852,896	—	—	—	—	—	—	—
(1)	During fiscal year 2025, NEOs received four types of plan-based awards: non-qualified stock options (“NQSOs”), PRSUs, RSUs and Annual Short-Term Incentives (“STI”).
(2)	Amounts represent target and maximum STI opportunities under the 2025 STI. The amount actually paid to each NEO is included in the Stock Awards column and the Non-Equity Incentive Plan Compensation column in the 2025 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Short-Term Incentives” for further information regarding the 2025 STI.
(3)	Amounts represent PRSUs that vest over the 2025-2027 performance period based on the Company’s Adjusted ROIC and TSR performance. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information about the PRSUs, including the pre-established performance periods and performance measures. See the footnotes to the “2025 Outstanding Equity Awards at Fiscal Year-End" table below for a description of the PRSU vesting schedules.
(4)	Awards granted on February 25, 2025 represent RSUs granted to Messrs. Tanda and Touya at their election to receive RSUs in lieu of a portion of their 2024 STI (paid/awarded in 2025) and an additional 20% of the elected amount granted to those officers making such election, which were previously reported as compensation in the 2024 Summary Compensation Table. Awards granted on March 17, 2025 represent time-based RSUs granted in connection with the 2025 LTI program. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information regarding the 2025 LTI RSUs, including the vesting schedules.
(5)	Amounts represent NQSOs granted in connection with the 2025 LTI program. See “Compensation Discussion and Analysis—Elements of Our Compensation Programs—Long-term Performance Incentives” above for more information regarding the 2025 NQSOs, including the vesting schedules.
(6)	NQSOs, RSUs and PRSUs reflected in this column are reported in accordance with FASB ASC 718 (excluding the effect of estimated forfeitures) and, in the case of the PRSU awards, based upon the probable outcome of certain performance conditions.

2026 Proxy Statement	55

2025 Outstanding Equity Awards at Fiscal Year-End

The table below provides information on the holdings of stock option and stock awards by the NEOs as of December 31, 2025. The equity awards reported in the Option Awards column consist of NQSOs. The equity awards in the Stock Awards column consist of RSUs and PRSUs.

		Option Awards				Stock Awards
								Equity	Equity
								Incentive	Incentive
								Plan	Plan
								Awards	Awards
								Number of	Market or
								Unearned	Payout
			Number of					Shares,	Value of
		Number of	Securities			Number of	Market Value	Units	Unearned
		Securities	Underlying			Shares or	of Shares or	or Other	Shares,
		Underlying	Unexercised			Units of	Units of	Rights	Units or
		Unexercised	Options	Option		Stock	Stock That	that	Other Rights
		Options	(#)	Exercise	Option	That Have	Have Not	have Not	That Have
	Grant	(#)	Unexercisable	Price	Expiration	Not Vested	Vested	Vested	Not Vested
Name	Date	Exercisable	(1)	($)(1)	Date	(#)(2)	($)(3)	(#)(4)	($)(3)
S. Tanda		—	—	—	—	37,453	4,567,768	—	—
		—	—	—	—	—	—	178,955	21,825,352
	2/10/2017	9,838	—	74.79	2/10/2027	—	—	—	—
	3/15/2023	39,202	19,601	122.52	3/15/2033	—	—	—	—
	3/15/2024	15,073	30,146	141.00	3/15/2034	—	—	—	—
	3/17/2025	—	45,557	147.84	3/17/2035	—	—	—	—
V. Kanu		—	—	—	—	7,929	967,021	—	—
		—	—	—	—	—	—	19,045	2,322,728
	3/17/2025	—	14,304	147.84	3/17/2035	—	—	—	—
G. Touya		—	—	—	—	6,847	835,060	—	—
		—	—	—	—	—	—	30,053	3,665,264
	3/15/2023	7,400	3,700	122.52	3/15/2033	—	—	—	—
	3/15/2024	2,603	5,206	141.00	3/15/2034	—	—	—	—
	3/17/2025	—	6,508	147.84	3/17/2035	—	—	—	—
M. Prieur		—	—	—	—	4,144	505,402	—	—
		—	—	—	—	—	—	32,735	3,992,361
	2/10/2017	4,500	—	74.79	2/10/2027	—	—	—	—
	3/15/2023	7,910	3,956	122.52	3/15/2033	—	—	—	—
	3/15/2024	2,896	5,793	141.00	3/15/2034	—	—	—	—
	3/17/2025	—	7,081	147.84	3/17/2035	—	—	—	—
H. Tlili		—	—	—	—	5,139	626,752	—	—
		—	—	—	—	—	—	28,840	3,517,326
	3/15/2023	7,143	3,572	122.52	3/15/2033	—	—	—	—
	3/15/2024	2,488	4,978	141.00	3/15/2034	—	—	—	—
	3/17/2025	—	6,223	147.84	3/17/2035	—	—	—	—
X. Gong		—	—	—	—	5,057	616,752	—	—
		—	—	—	—	—	—	26,690	3,255,112
	3/15/2023	6,455	3,228	122.52	3/15/2033	—	—	—	—
	3/15/2024	2,231	4,464	141.00	3/15/2034	—	—	—	—
	3/17/2025	—	6,145	147.84	3/17/2035	—	—	—	—

(1)	Stock options were granted with an exercise price equal to closing price of Aptar’s common stock on the NYSE on the date of grant, except that the 2023 stock options were granted with the exercise price set at a 10% premium to the stock price on the date of grant. Stock options granted generally vest over a three-year period, with restrictions lapsing on one third of the stock options on each of the three anniversaries of the grant date.
(2)	Stock awards represent RSUs that were granted in lieu of a portion of the STI taken in cash awards granted at the discretion of the Management Development and Compensation Committee, or RSUs granted as part of the LTI program. RSUs granted generally vest over a three-year period, with restrictions lapsing on one third of the units on each of the first three anniversaries of the grant date. A

56	2026 Proxy Statement

recruitment award of RSUs granted in December 2024 to Ms. Kanu will cliff vest on the third anniversary of the date of grant. The following numbers of units vest for each respective NEO in the years indicated:

	Vesting	Vesting	Vesting
	in 2026	in 2027	in 2028	Total
Tanda	19,119	12,213	6,121	37,453
Kanu	1,255	5,418	1,256	7,929
Touya	3,197	2,457	1,193	6,847
Prieur	2,157	1,365	622	4,144
Tlili	3,407	1,185	547	5,139
Gong	2,950	1,567	540	5,057

(3)	The market value of RSUs and PRSUs that have not yet vested is calculated using the closing price of Aptar’s common stock on the NYSE on December 31, 2025 (the last trading day of 2025), which was $121.96 per share.
(4)	Amounts represent PRSUs that vest over the 2023-2025, 2024-2026, and 2025-2027 performance periods respectively, based on the Company’s Adjusted ROIC, modified by the TSR performance. In accordance with the SEC executive compensation disclosure rules, the amounts reported related to PRSUs in this column are based on achieving maximum levels.

2026 Proxy Statement	57

2025 Option Exercises and Stock Awards Vested

The table below provides information on stock option exercises and stock awards vested in 2025(1).

		Stock Options		Stock Awards Vested
		Number of		Number of
		Shares	Value	Shares	Value
		Acquired on	Realized on	Acquired on	Realized on
	Grant	Exercise	Exercise	Vesting	Vesting
Name	Type(2)	(#)	($)(3)	(#)	($)(4)
Tanda	RSU	—	—	22,741	3,342,564
	PRSU	—	—	40,556	6,164,512
	Option	30,000	2,307,268	—	—
Touya	RSU	—	—	3,433	501,071
	PRSU	—	—	7,841	1,199,595
Prieur	RSU	—	—	2,794	411,581
	PRSU	—	—	8,116	1,233,632
Tlili	RSU	—	—	3,255	475,012
	PRSU	—	—	7,209	1,102,905
Gong	RSU	—	—	3,444	505,286
	PRSU	—	—	6,677	1,014,904
(1)	Ms. Kanu, who joined the Company in October 2024, did not have any stock option exercises or equity award vestings during 2025.
(2)	During 2025, two types of stock awards vested: PRSUs and RSUs.
(3)	Value realized represents the difference between the closing price on the NYSE of Aptar’s common stock on the date of exercise and the exercise price of the option award.
(4)	For vested RSUs, the value realized represents the closing price on the NYSE of Aptar’s common stock on the date of vesting multiplied by the number of shares that vested. For vested PRSUs, the value realized represents the number of shares earned over the applicable performance period (2022-2024) multiplied by the closing stock price on May 2, 2025.

2025 Non-Qualified Deferred Compensation

The table below provides information regarding compensation that has been deferred by our NEOs pursuant to the terms of the AptarGroup, Inc. Deferred Compensation Plan. The Deferred Compensation Plan allows eligible employees whose compensation exceeds the 401(a)(17) IRS compensation limits for the applicable year to defer up to 50% of their annual base salary on a pre-tax basis. The Company matches the first 6% of an employee’s contribution. Additionally, the Company makes an annual 5% non-elective contribution.

The Deferred Compensation Plan is available to U.S. based employees who were hired on or after January 1, 2021, when the Pension Plan and SERP were closed to new entrants. Investment options under the Plan include a mix of conservative, moderately conservative, and aggressive funds. An employee is always 100% vested in their own contributions but does not vest in the Company contributions until five years of service is attained. Vesting is accelerated or waived in the event of a death, disability, change in control or if an employee is retirement-eligible. Under the Deferred Compensation Plan, retirement-eligible is defined as either age 55 or older with ten years of service or age 65 or older.

Ms. Kanu is the only NEO that participates in the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contributions	Earnings		Balance
	in Last	in Last	in Last	Aggregate	at Last
	Fiscal	Fiscal	Fiscal	Withdrawals/	Fiscal
Name	Year	Year	Year	Distributions	Year-End
Kanu	$29,600	$11,850	$1,466	—	$42,916

58	2026 Proxy Statement

Employment Agreements

The following discussion describes the material terms of the employment arrangements applicable to the NEOs during fiscal 2025, unless otherwise indicated.

Tanda Employment Agreement

During fiscal 2025, Mr. Tanda was a party to an employment agreement that provided for employment through December 31, 2026, unless earlier terminated, at a minimum salary of $1,175,000 per year, which amount may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2030.

If Mr. Tanda’s employment ends on account of death, Mr. Tanda’s estate will receive one-half of the base salary that Mr. Tanda would have received until the second anniversary of his death and a lump sum payment in lieu of a supplemental life insurance benefit if Mr. Tanda is not covered by such insurance at the time of his death. If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year’s base salary and his target annual performance incentive. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal monthly installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance.

In addition, in the event of Mr. Tanda's termination of employment other than for cause and not within two years following a change in control, Mr. Tanda would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a “change in control” (as defined in the employment agreement), if Mr. Tanda’s employment is terminated by the Company or its successor other than for “cause,” disability or death, or if Mr. Tanda terminates his employment for “good reason,” in each case within two years following the change in control, Mr. Tanda is entitled to receive a lump-sum payment equal to (i) three times his highest annualized salary during the 12 month period preceding the termination and (ii) three times the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three years immediately preceding the year in which the change in control occurs, the continuation of medical, disability and life insurance benefits for three years.

The employment agreement also contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tanda from, among other things, becoming employed by a competitor of the Company for a period of 18 months or two years following termination (depending on the nature of the termination).

Employment Agreements of Other NEOs

Ms. Kanu’s employment provides for employment through December 31, 2027, unless earlier terminated, at a minimum salary of $720,000 (which is the 2026 salary approved by the Management Development and Compensation Committee) per year. This annual salary may be increased (but not decreased) over the term of the agreement. The employment agreement automatically extends for one additional year each January 1st, unless terminated, but may not be extended beyond December 31, 2042.

If the employment of Ms. Kanu ends on account of death, her estate will receive one-half of the annual salary that she would have received until the second anniversary of her death and a lump sum payment in lieu of a supplemental life insurance benefit if she is not covered by such insurance at the time of death. If the employment of Ms. Kanu ends due to the expiration of the agreement following the delivery of a notice of non-extension, she is entitled to receive an amount equal to one year’s base salary (based on the salary then in effect) and medical and life insurance benefits she would have otherwise received for a period of one year following the expiration date. If Ms. Kanu terminates the agreement without “good reason” (as defined in the

2026 Proxy Statement	59

agreement), she is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment and the prorated annual bonus described in the next paragraph). If Ms. Kanu is terminated without “cause” (as defined in the agreement), she is entitled to receive her base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

In addition, in the event of Ms. Kanu's termination of employment other than for cause and not within two years following a change in control, she would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a change in control of the Company, if Ms. Kanu is terminated by the Company or its successor other than for cause, disability or death, or if Ms. Kanu terminates her employment for “good reason,” in each case within two years following the change in control, Ms. Kanu is entitled to receive a lump-sum payment equal to (x) two times her highest annualized salary during the 12 month period preceding the termination and (y) two times the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, as well as the continuation of medical, disability and life insurance benefits for two years.

The employment agreement for Ms. Kanu also contains certain noncompetition and nonsolicitation covenants prohibiting her from, among other things, becoming employed by a competitor of the Company for a period of one year or two years following termination (depending on the nature of the termination).

Ms. Gong’s employment agreement automatically extends for one additional year each January 1st, unless either the Company or Ms. Gong terminates such automatic extension by written notice to the other party at least 30 days prior to the automatic extension date, but in no event will the employment agreements continue later than December 31, 2034, at a minimum annual salary of $568,600 (which is the 2026 salary approved by the Management Development and Compensation Committee). This annual salary may be increased (but not decreased) over the remaining term of the agreement. In addition to participation in executive benefit programs on the same basis as other executives, Ms. Gong is entitled to additional term life and supplementary long-term disability insurance coverage.

If the employment of Ms. Gong ends on account of death, her estate will receive one-half of the annual salary that she would have received until the second anniversary of her death and a lump sum payment in lieu of a supplemental life insurance benefit if she is not covered by such insurance at the time of death. If the employment of Ms. Gong ends due to the expiration of the agreement, she is entitled to receive an amount equal to one year’s base salary (based on the salary then in effect) and medical and life insurance benefits she would have otherwise received for a period of one year following the expiration date. If Ms. Gong terminates the agreement without “good reason” (as defined in the agreement), she is not entitled to payments or benefits under the employment agreement (other than certain accrued amounts and plan benefits which by their terms extend beyond termination of employment and the prorated annual bonus described in the next paragraph). If Ms. Gong is terminated without “cause” (as defined in the agreement), she is entitled to receive her base salary then in effect (at the times it would have been paid) until the date on which the agreement was scheduled to expire.

In addition, in the event of Ms. Gong's termination of employment other than for cause and not within two years following a change in control, she would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year.

After a change in control of the Company, if Ms. Gong is terminated by the Company or its successor other than for cause, disability or death, or if Ms. Gong terminates her employment for “good reason,” in each case within two years following the change in control, Ms. Gong is entitled to receive a lump-sum payment equal to (x) two and one-half times her highest annualized salary during the 12 month period preceding the termination and (y) two and one-half times the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the fiscal year in which the change in control occurs, plus a prorated annual performance incentive equal to an amount at least equal to the average of the annual performance incentives in respect of the three fiscal years of the Company immediately preceding the

60	2026 Proxy Statement

fiscal year in which the change in control occurs, as well as the continuation of medical, disability, and life insurance benefits for two and one-half years.

The employment agreement for Ms. Gong also contains certain noncompetition and nonsolicitation covenants prohibiting her from, among other things, becoming employed by a competitor of the Company for a period of one year or two years following termination (depending on the nature of the termination).

During fiscal 2025, Mr. Touya was party to an employment agreement with his prior French employer in accordance with the French Collective Bargaining Agreement of the Plastics Industry. The agreement of Mr. Touya was for an unlimited period; however, the Company and Mr. Touya retained the right to terminate the agreement in accordance with local law. The agreement provided for minimum annual salary to Mr. Touya of $678,160 (which is the 2026 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2025 exchange rate). The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Touya from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (regardless of the reason for termination except for gross misconduct). In exchange for these covenants, Mr. Touya will receive, during the course of the non-compete period and except in the event of gross misconduct, an amount equal to 50% of the average monthly salary received by him during the 12 months prior to termination. In the event that Mr. Touya does not comply with the non-compete obligation, he will be required to pay to the Company an amount equal to two years’ salary (based on the average monthly salary received during the 12 months prior to termination). In the event of any termination of employment (including following a change in control) other than for serious or gross misconduct and dismissal for unfitness, Mr. Touya would have been entitled to six months of his average gross salary received during the 12 months prior to termination. Average gross salary consists of Mr. Touya's base salary during the 12 months prior to dismissal as well as the average short-term incentive paid to Mr. Touya during the three years prior to dismissal. Mr. Touya would also receive payments under the French Collective Bargaining agreement as further described under “Potential Payments Upon Termination of Employment.” On January 25, 2022, the Company and Mr. Touya entered into an Expatriate Letter Agreement pursuant to which Mr. Touya’s existing employment agreement is suspended while he is on assignment with the Company in the United States, provided that if Mr. Touya’s employment is terminated while he is on assignment in the United States under circumstances that would entitle him to severance under his existing employment agreement, Mr. Touya will receive severance consistent with the terms of his existing employment agreement.

The employment agreement of Mr. Prieur is in accordance with local Swiss law. The agreement of Mr. Prieur remains in effect until the end of the month in which Mr. Prieur reaches ordinary retirement age, according to then applicable Swiss law; however, the Company and Mr. Prieur have the right to terminate the agreement by giving six months advance written notice. The agreement may also be terminated with immediate effect for good reason in accordance with local Swiss law. The agreement provides for a minimum annual salary to Mr. Prieur of $755,120 (which is the 2026 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2025 exchange rate). Mr. Prieur's employment agreement also entitles him to a target STI opportunity equal to 75% of his base salary, an insurance policy covering his illness or death, a previnter insurance contribution and an automobile and mobile device in accordance with the Company's applicable policies. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Prieur from, among other things, becoming employed by a competitor of the Company for a period of two years following termination (in exchange for which Mr. Prieur will receive, during the course of the noncompete and nonsolicit period and regardless of the reason for termination except for cause, monthly payments equal to 50% of the average monthly gross salary (including bonus) received by him during the 12 months prior to termination and that Mr. Prieur will receive payments as described under “Potential Payments Upon Termination of Employment." In the event Mr. Prieur breaches the noncompete covenant, he will be required to pay to the Company an amount equal to one years’ base salary (based on the average monthly salary (including short-term incentive) received during the 12 months prior to termination). In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability, Mr. Prieur would be entitled to receive six months of his base salary and the prorated average annual gross bonus received by him during the three years prior to his dismissal. In the event of Mr. Prieur's termination of employment by the Company for any reason except serious or gross negligence or dismissal for long-term sickness or disability within two years following a change in control of the Company, he would be entitled to receive his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal.

2026 Proxy Statement	61

The employment agreement of Mr. Tlili is in accordance with local French law. Mr. Tlili’s employment agreement is for an unlimited period, provided that each of the parties may terminate the agreement as permitted by applicable law, subject to any legal and contractual notice provisions with respect to terminations other than due to willful misconduct or gross negligence. The agreement provides for (i) an annual base salary equal to $644,580 (which is the 2026 local currency salary approved by the Management Development and Compensation Committee translated using the December 31, 2025 exchange rate); (ii) a target STI opportunity of 75% of his base salary; (iii) a profit-sharing bonus, calculated in accordance with the rules in force applicable to the Company’s French branch, in an amount up to 8.5% of base salary; (iv) Company contributions to a company savings plan in an annual amount equal to €4,200 (subject to Mr. Tlili’s contribution of €1,400 annually); and (v) Company contributions to a collective company pension plan in the amount of €250 annually (subject to Mr. Tlili’s contribution of €84 annually). Mr. Tlili is also entitled to paid leave as provided under the Collective Bargaining Agreement of the French Plastics Industry. The agreement contains certain noncompetition and nonsolicitation covenants prohibiting Mr. Tlili from, among other things, becoming employed by a competitor of the Company for a period of two years following termination or soliciting employees or prospective employees of the Company or its affiliates for a period of one year following termination (in exchange for which Mr. Tlili will receive, during the course of the noncompete and nonsolicit period and regardless of the reason for termination except for cause, monthly payments equal to 50% of the average monthly gross salary (including paid leave) received by him during the 12 months prior to termination). In the event Mr. Tlili breaches the noncompete covenant, he will be required to pay to the Company an amount equal to two years’ base salary (based on the average monthly salary (including paid leave) received during the 12 months prior to termination). In the event of Mr. Tlili's termination of employment by the Company for any reason except willful misconduct, gross negligence or unfitness for work, Mr. Tlili would be entitled to receive nine months of his base salary and the prorated average annual gross bonus received by him during the three years prior to his dismissal. In the event of Mr. Tlili's termination of employment by the Company for any reason except willful misconduct, gross negligence or unfitness for work within two years following a change in control of the Company, he would be entitled to receive 15 months of his annual base salary and 1.25 times the average annual gross bonus received by him during the three years prior to his dismissal.

For information regarding termination benefits, including benefits provided pursuant to employment agreements with the NEOs, see “Potential Payments Upon Termination of Employment.”

Pension Benefits

U.S. Employees

Substantially all of the U.S. employees of the Company and its subsidiaries hired before January 2021 are eligible to participate in the Company's Pension Plan, while employees hired in January 2021 or thereafter are eligible to participate in an enhanced 401(k) benefit plan and the Deferred Compensation Plan. Employees hired before January 2021 were eligible to participate after six months of credited service and become fully vested after five years of credited service. The annual benefit payable to an employee under the Pension Plan upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the Plan. Such separate amounts are determined as follows: for each year of credited service through 1988, 1.2% of such year’s compensation up to the Social Security wage base for such year and 1.8% (2% for years after 1986) of such year’s compensation above such wage base, plus certain increases put into effect prior to 1987; for each year after 1988 through the year in which the employee reaches 35 years of service, 1.2% of such year’s “Covered Compensation” and 1.85% of such year’s compensation above such “Covered Compensation” and for each year thereafter, 1.2% of such year’s compensation. The employee’s compensation under the Pension Plan for any year includes all salary, commissions and overtime pay and, beginning in 1989, annual performance incentives, and STI subject to such year’s limit applicable to tax-qualified retirement plans. The employee’s “Covered Compensation” under the Pension Plan for any year is generally the average of the Social Security wage base for each of the 35 years preceding the employee’s Social Security retirement age, assuming that such year’s Social Security wage base will not change in the future. Normal retirement under the Pension Plan is age 65 and reduced benefits are available as early as age 55 provided that the employee has completed 10 years of service. If an employee has completed 10 years of service and elects to retire and receive pension benefits before age 65, the benefit will be calculated in the same manner as under normal retirement conditions, but will be permanently reduced for each month the benefit commences prior to age 65.

62	2026 Proxy Statement

The reduction factors are: 1/180 for each of the first 60 months, and 1/360 for each additional month that is in advance of the normal retirement age. Benefits are not subject to reduction for Social Security benefits or other offset items.

U.S. employees of the Company and its subsidiaries participating in the Pension Plan are also eligible for the Company's non-qualified supplemental retirement plan (“SERP”). The annual benefit payable to an employee under the SERP upon retirement is computed as a straight life annuity equal to the sum of the separate amounts the employee accrues for each of his or her years of credited service under the SERP. The annual accrued benefits are determined as follows: for each year of credited service through the year in which the participant reaches 35 years of service, 1.85% of the participant’s “Supplemental Earnings;” and for each year after 35 years of credited service, 1.2% of such year’s “Supplemental Earnings.” “Supplemental Earnings” is generally the difference between (i) the participant’s earnings calculated as if the limitation of Section 401(a)(17) of the Internal Revenue Code were not in effect and (ii) the participant’s recognized earnings under the Pension Plan. Participants who terminate service prior to being eligible for retirement (i.e., age 65 or age 55 with 10 years of credited service) will forfeit all accrued benefits under the SERP. The SERP provides for the vesting of all accrued benefits to those not already retirement eligible under the plan in the event of a change of control.

Mr. Touya and Mr. Tlili are residents of Europe and do not participate in the U.S. pension benefit plans, but as described below, are entitled to other pension benefits. Ms. Kanu was hired after the U.S. pension benefit plans were closed to new participants.

Non-U.S. Employees

As of December 31, 2025, Messrs. Touya and Tlili are entitled to certain retirement indemnity benefits in accordance with the Collective Bargaining Agreement of the French Plastics Industry (“Collective Pension”). Such benefits are based on a formula that takes salary and years of service into consideration. In addition, as of December 31, 2025, Messrs. Touya and Tlili are eligible for benefits pursuant to a supplemental pension plan available to certain French executives (“Supplemental Pension”). This plan provides participants with an annual pension compensation for life, subject to cost of living adjustments, of up to 10% of the average annual salary and bonus paid to a participant in the five years preceding retirement, the total of the amounts received by the employee according to the Collective Pension and the Supplemental Pension being subject to a ceiling equal to 55% of the average annual salary and bonus paid to a participant in the five years preceding retirement. In the event of a participant’s death after retirement, the plan provides a surviving spouse with annual payments of 60% of the participant’s Supplemental Pension for life. Pension benefits would normally commence at age 67, which is the legal retirement age in France, but reduced benefits are available after age 62 if the employment contract is terminated by the company after age 57.

The table below includes information relating to the defined benefit retirement plans of each eligible NEO. Assumptions used to determine the present value of accumulated benefit as of December 31, 2025 are the same as those found in Note 9, “Retirement and Deferred Compensation Plans” to Aptar’s Financial Statements.

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2025 Pension Benefits

		Number of	Present
		Years of	Value of	Payments
		Credited	Accumulated	During Last
		Service	Benefit	Fiscal Year
Name	Plan Name(1)	(#)	($)	($)
Tanda	Employees’ Retirement Plan	9	401,290	—
	Supplemental Retirement Plan	9	3,463,826	—
Kanu	Employees’ Retirement Plan	—	—	—
	Supplemental Retirement Plan	—	—	—
Touya	Retirement Indemnities	31	526,363	—
	Pension Plan	31	3,537,367	—
Prieur	Employees’ Retirement Plan	12	1,454,663	—
	Supplemental Retirement Plan	—	—	—
Tlili	Retirement Indemnities	10	163,115
	Pension Plan	10	1,638,705
Gong	Employees’ Retirement Plan	7	262,688	—
	Supplemental Retirement Plan	7	496,330	—
(1)	The retirement indemnities and pension plan of Messrs. Touya and Tlili represent non-qualified pension plans. The AptarGroup, Inc. Employees’ Retirement Plan (Employees’ Retirement Plan) is a qualified plan and the AptarGroup, Inc. Supplemental Executive Retirement Plan (Supplemental Retirement Plan) is a non-qualified plan.

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Potential Payments Upon Termination of Employment

The following table provides information concerning potential payments or other compensation that could have been awarded to the NEOs if any of the various termination scenarios presented below occurred on December 31, 2025.

				Involuntary or
	Normal			Good
	Expiration of			Reason
	Employment	Voluntary	Involuntary	Termination
Name	Agreement	Termination(1)	Termination	After a CIC	Disability	Death
Tanda
Cash Payment	2,585,000	—	4,065,057	9,278,149	783,373	1,175,000
Continuation of Medical/Welfare Benefits	—	—	93,214	186,428	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/25)(2)	—	—	1,401,686	3,592,209	3,592,209	3,592,209
PRSUs(3)	—	—	—	5,771,147	5,076,158	5,076,158
Total Termination Benefits(4)	2,585,000	—	5,559,957	18,827,933	9,451,740	9,843,367
Kanu
Cash Payment	720,000	—	1,440,000	2,686,275	480,024	720,000
Continuation of Medical/Welfare Benefits	50,327	—	—	125,818	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/25)(2)	—	—	—	967,022	967,022	967,022
PRSUs(3)	—	—	—	929,091	232,273	232,273
Total Termination Benefits	770,327	—	1,440,000	4,708,206	1,679,319	1,919,295
Touya
Cash Payment (5)	—		1,815,053	1,815,053	—	—
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/25)(2)	—	—	310,265	835,058	835,058	835,058
PRSUs(3)	—	—	—	1,043,368	897,412	897,412
Total Termination Benefits	—	—	2,125,318	3,693,479	1,732,470	1,732,470
Prieur
Cash Payment (5)	772,129		884,162	1,270,227	(6)	(6)
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/25)(2)	—	—	—	505,401	505,401	505,401
PRSUs(3)	—	—	—	1,137,033	973,993	973,993
Total Termination Benefits	772,129	—	884,162	2,912,661	1,479,394	1,479,394
Tlili
Cash Payment (5)	—		1,103,004	1,621,804	—	—
Continuation of Medical/Welfare Benefits	—	—	—	—	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/25)(2)	—	—	181,111	660,411	660,411	660,411
PRSUs(3)	—	—		1,024,342	875,337	875,337
Total Termination Benefits	—	—	1,284,115	3,306,557	1,535,748	1,535,748
Gong
Cash Payment	568,697	—	1,137,194	2,979,500	379,084	568,597
Continuation of Medical/Welfare Benefits	19,094	—	—	47,734	—	—
Acceleration of Time Vesting NQSOs and RSUs (Value as of 12/31/24)(2)	—	—	167,207	616,628	616,628	616,628
PRSUs(3)	—	—	—	902,870	786,195	786,195
Total Termination Benefits(4)	587,791	—	1,304,401	4,546,732	1,781,907	1,971,420
(1)	In addition to the amounts reported in this column, Messrs. Tanda, Touya and Prieur and Ms. Gong would vest in outstanding equity awards in accordance with the retirement vesting provisions of such awards and with an estimated value of $8,668,367, $1,732,470, $1,479,394 and $1,402,823, respectively, as of December 31, 2025. With respect to PRSUs in the case of retirement, vesting is prorated and based on actual performance through the end of the performance period (assumed to be target performance for purposes of this table).
(2)	For RSUs deferred pursuant to the Company's annual incentive plan, in the event of a termination by the Company without cause or by the NEO for good reason, the NEO would vest in the number of RSUs

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equal to his or her deferral, but would not vest in the 20% additional RSUs granted under the deferral program.
(3)	For scenarios which provide for payments, this row assumes target payouts under the PRSU awards and in the case of death or disability, is prorated based on the portion of the performance periods completed as of December 31, 2025.
(4)	In the event of Mr. Tanda's, Ms. Kanu’s or Ms. Gong's termination of employment other than for cause and not within two years following a change in control, the executive would remain eligible for a prorated annual bonus based on actual performance, but only if such termination occurs during the third or fourth quarter of the Company's fiscal year. Because the annual bonus is considered earned as of December 31, 2025, amounts related to the pro rata bonus have been excluded from this table and are reported in the 2025 Summary Compensation Table as 2025 compensation.
(5)	The cash payments reflected in the table above for Messrs. Touya, Prieur and Tlili exclude the following amounts that they would receive in respect of their non-compete arrangements: Mr. Touya - $652,569; Mr. Prieur - $635,113; and Mr. Tlili - $620,342.
(6)	This cash payment for Mr. Prieur represents a payment of 500,000 in Swiss Francs that would be paid to him in the event of his disability or death, converted to USD using the exchange rate as of December 31, 2025.

Normal Expiration of Employment Agreement

If his employment ends due to the expiration of the employment agreement as a result of non-renewal by the Company, Mr. Tanda is entitled to receive an amount equal to one year's base salary and his target annual performance incentive. As a condition to Ms. Kanu’s and Ms. Gong’s employment agreements, they would receive their current base salary amounts as well as benefits currently provided, including current health and welfare benefits (consisting of health and term life premiums) for a period of one year following the notice of non-renewal in the case of Ms. Kanu and the normal expiration date of the agreement in the case of Ms. Gong. Amounts would be paid and benefits would be provided on a monthly basis for twelve months. The employment agreements of Messrs. Touya and Tlili have no expiration date. The employment of Mr. Prieur expires at the end of the month in which he reaches ordinary retirement age.

Voluntary or With Cause Termination

Mr. Tanda, Ms. Kanu and Ms. Gong are not entitled to additional benefits if they are terminated with cause. With voluntary termination in the third or fourth quarter of the Company's fiscal year, Mr. Tanda, Ms. Kanu and Ms. Gong would remain eligible for a prorated annual bonus based on actual performance. With voluntary termination, Messrs. Touya, Prieur and Tlili may receive monthly payments in accordance with the non-competition clauses of their contracts equal to 50% of their former monthly salary (and annual bonus for Mr. Prieur and paid leave indemnity for Mr. Tlili) for a period of two years from the date of termination. Such payments would not be made in the event of a termination with cause, generally defined as gross misconduct for Mr. Touya, willful misconduct for Mr. Tlili and in accordance with Swiss law for Mr. Prieur. Equity awards granted to NEOs continue to vest upon retirement (and in the case of PRSUs pro-rated for service during the performance period). For a description of the value of outstanding equity awards as of December 31, 2025, see the second paragraph under “Involuntary or Good Reason Termination After a Change in Control” below.

Involuntary Termination

For Ms. Kanu and Ms. Gong, amounts shown above represent her base salary, which will be paid on a monthly basis for the remaining term of her agreement. If Mr. Tanda is terminated without “cause,” he is entitled to receive 1.5 times (i) his base salary then in effect and (ii) the greater of (x) his target annual performance incentive for the year in which he was terminated and (y) the average of the annual performance incentives paid to him for the two preceding years, paid in 18 equal installments, as well as the medical, disability and life insurance benefits he would have otherwise received for a period of 18 months following the termination date and a prorated annual bonus based on actual performance. Cash payment amounts shown for Messrs. Touya and Tlili represent payments that would be required under the Collective Bargaining Agreement of the French Plastics Industry, six months (in the case of Mr. Touya) or nine months (in the case of Mr. Tlili) of their average gross salary and a prorated bonus (based on six months of service in the case of

66	2026 Proxy Statement

Mr. Touya and nine months of service in the case of Mr. Tlili) based on the average of their annual bonuses for the previous three years, and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary for a period of two years from the date of termination. The Collective Bargaining Agreement of the French Plastics Industry provides for an indemnity to be paid upon involuntary termination of employment that is based on the number of years of service and on the average monthly total compensation paid during the last twelve months (“Monthly Salary”). This indemnity is equal to 4.4 times the Monthly Salary in total for the first 13 years of service plus 0.5 times the Monthly Salary for each year thereafter. No payments would be made in connection with PRSUs upon an involuntary termination. Cash payment amounts shown for Mr. Prieur represent payments equal to six months of the base gross salary as in effect at the time of the notification of termination and the prorated average annual gross bonus received by him during the three years prior to his dismissal, and monthly payments in accordance with the non-competition clauses of his respective contracts equal to 50% of his former monthly salary (including bonus) for a period of two years from the date of termination.

For Mr. Tlili, with respect to his retention RSU award, if he is terminated without cause, such RSU award vest in full immediately on the date of termination or retirement, as applicable.

Involuntary or Good Reason Termination After a Change in Control (“CIC”)

Cash payment amounts shown for Mr. Tanda represent, according to his employment agreements and the CIC provisions therein, three times his highest annualized salary during the 12 month period preceding the termination and three times the average of his annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. The cash payment amounts shown for Ms. Kanu represent, according to her employment agreement and the CIC provisions therein, two times her highest annualized salary during the 12 month period preceding the termination and two times the average of her annual performance incentive amounts earned or payable in the past three fiscal years, as well as prorated annual performance incentive. The cash payment amounts shown for Ms. Gong represent, according to her employment agreement and the CIC provisions therein, two and one-half times her highest annualized salary during the 12 month period preceding the termination and two and one-half times the average of her annual performance incentive amounts earned or payable in the past three fiscal years, as well as a prorated annual performance incentive. Cash payments under this scenario for Mr. Tanda, Ms. Kanu and Ms. Gong would be lump sum payments that would be expected to be paid within approximately 30 days following the date of termination. The employment agreement of Mr. Tanda also provides for the continuation of health and welfare benefits currently provided, for a period of three years following the date of termination. Ms. Kanu’s agreement also provides for the continuation of health and welfare benefits currently provided, for a period of two years following the date of termination. Ms. Gong’s agreement also provides for the continuation of health and welfare benefits currently provided, for a period of two and one-half years following the date of termination. Cash payment amounts shown for Mr. Touya are identical to the payments described above under “Involuntary Termination” in accordance with his agreements. Cash payment amounts shown for Mr. Prieur represent payments equal to his annual base salary and the average annual gross bonus received by him during the three years prior to his dismissal. Cash payment amounts shown for Mr. Tlili are identical to the payments described above under “Involuntary Termination” in accordance with his agreements, except the payments of his average gross salary and prorated bonus will be based on 15 months of service, instead of nine months.

Equity awards will vest in the event of a qualifying termination of employment following a change in control, with performance awards to be earned based on target performance. In the event the awards are not assumed in a change in control, the vesting of the awards will accelerate upon such change in control, with performance goals achieved at target. The PRSUs amounts are based on the closing stock price of $121.96 per share on December 31, 2025 (the “Closing Price”) multiplied by the number of shares subject to the PRSU awards, assuming target performance. The accelerated RSU values included in the above table represent the Closing Price multiplied by the number of unvested RSUs. The accelerated NQSO values included in the table above are based on the excess of the Closing Price over the exercise price for unvested NQSOs. Further information regarding NQSOs, RSUs and PRSUs can be found under “Outstanding Equity Awards at Fiscal Year-End.”

2026 Proxy Statement	67

Disability

The employment agreements of Mr. Tanda, Ms. Kanu and Ms. Gong provide for payments equal to a minimum of approximately 66.67% of their base salary while they are disabled, until they reach the age of 65. A portion of the payments are covered under insurance policies paid for by the Company. The cash payment amounts included in the above table for Mr. Tanda, Ms. Kanu and Ms. Gong represent one year of disability payments under this scenario. The employment agreement of Mr. Prieur provides for an insurance policy that will pay him 500,000 in Swiss Francs in the event of his disability. In addition, the Company’s stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of disability (with prorated target vesting in the case of PRSUs). Further information regarding the value of accelerated equity grants shown in the above table can be found in the preceding paragraph.

Death

Upon death, the employment agreements of Mr. Tanda, Ms. Kanu and Ms. Gong provide their estates with one-half of their annual salary that they would have received until the second anniversary of their death. The employment agreement of Mr. Prieur provides for an insurance policy that will pay him 500,000 in Swiss Francs in the event of his death. The Company’s stock option agreements, RSU agreements and PRSU agreements provide for the acceleration of vesting in the event of death (with prorated target vesting in the case of PRSUs) and the values shown in the table above for this scenario are the same as those shown at target under the Disability scenario.

CIC without Termination

The NEOs are not entitled to additional benefits if there is a CIC without termination within two years of the CIC event.

Non-compete Information

The agreements of Mr. Tanda, Ms. Kanu and Ms. Gong require that during the employment period and for one year thereafter in the case of either termination for good reason following a CIC or termination without cause, or for two years following termination for any other reason, that each executive will not (i) compete directly or indirectly with the Company or (ii) solicit employees or customers of the Company. The agreements of Messrs. Touya, Tlili and Prieur require that each executive will not compete directly or indirectly with the Company for a period of two years following, and that under this arrangement, each executive will receive monthly payments equal to 50% of his former monthly salary (including paid leave in the case of Mr. Tlili and annual bonus in the case of Mr. Prieur) for a period of two years from the date of termination. Payments would not be made to Messrs. Touya, Tlili and Prieur if they were terminated with cause, generally defined as gross misconduct for Mr. Touya, willful misconduct for Mr. Tlili and in accordance with Swiss law for Mr. Prieur. In the event Messrs. Touya, Tlili or Prieur breaches his noncompete covenant, he will be required to pay to the Company an amount equal to two years’ base salary (one year’s base salary in the case of Mr. Prieur). The agreements of Messrs. Touya, Tlili and Prieur also include post-termination restrictions on the solicitation of employees and customers of the Company.

Pension Related Benefits

Information concerning pension benefits can be found under the heading “Pension Benefits.”

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, Aptar is providing the following disclosure about the relationship of the annual total compensation of our employees to the annual total compensation of Stephan Tanda, our President and CEO. To better understand this disclosure, we think it is important to give context to our operations. As a global organization, approximately 18%, or 2,450 of our employees are located in the United States, while approximately 82% or 11,550 employees are located throughout Europe, Asia and South America. We strive to create a competitive global compensation program in terms of both the position and the geographic location in which the employee is located. As a result, our compensation program varies amongst each local market in order to allow us to provide a competitive compensation package.

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Pay Ratio

For 2025:

●	The median of the annual total compensation of all of our employees, other than Mr. Tanda, was $67,760.
●	Mr. Tanda’s annual total compensation was $10,226,911.
●	Based on this information, the ratio of the annual total compensation of Mr. Tanda to the median of the annual total compensation of all employees is estimated to be 151 to 1.

Given the significant weight of our executive compensation program towards performance-based elements, we expect that our pay ratio disclosure will fluctuate year-to-year based on the Company’s performance against the pre-established performance goals.

Identification of Median Employee

For purposes of the foregoing CEO pay ratio disclosure, we were required to identify the “median employee” of our worldwide workforce, without regard to their location, compensation arrangements or employment status (full-time versus part-time) and then determine the annual total compensation that “median employee” earned. The applicable SEC rules require us to identify a “median employee” only once every three years, as long as there have been no material changes in our employee population or employee compensation arrangements that we reasonably believe would result in a significant change to our CEO pay ratio disclosure. Because there have been no material changes in our employee population or employee compensation arrangements that we believe would significantly impact the Company’s CEO pay ratio disclosure, we are using the same “median employee” for our 2025 CEO Pay Ratio that we used for our 2023 CEO Pay Ratio, although we have updated the calculation of the total compensation earned by that employee for 2025. We determined our “median employee” for purposes of determining our 2025 CEO pay ratio by identifying the employee whose compensation was at the median of the compensation of our employee population (other than our CEO) for 2023.

For the 2023 pay ratio, we used the following methodology:

(1)	We selected December 31, 2023 as the date on which to determine our median employee.
(2)	As of that date, we had approximately 13,800 employees, with approximately 2,600 employees based in the United States and 11,200 employees located outside of the United States. We applied the allowed “de minimis” exception to exclude 617 employees in the following countries: India (371); Russia (91); Thailand (85); Bahrain (62) and Indonesia (8). If we excluded any employees from a country using this de minimis exception, all employees from that country were excluded. After taking into account the de minimis exemption, approximately 2,600 employees in the United States and approximately 10,583 employees located outside of the United States were considered for identifying the median employee.
(3)	For purposes of identifying the median employee from our employee population base, we considered the total cash compensation earned by our employees, as compiled from our payroll records. We selected total cash compensation as it reflects the principal forms of compensation delivered to all of our employees and this information is readily available in each country. In addition, we measured compensation for purposes of determining the median employee using the 12 month period ended December 31, 2023. Compensation paid in foreign currencies was converted to U.S. dollars using the average exchange rate at December 31, 2023.
(4)	In determining the annual total compensation of the median employee, such employee’s compensation was calculated in accordance with Item 402(c)(2)(x) of Regulation S-K, as required pursuant to the SEC executive compensation disclosure rules.

2026 Proxy Statement	69

Pay Versus Performance

Pursuant to Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(v) of Regulation S-K, the Pay Versus Performance Table (set forth below) is required to include “compensation actually paid,” as calculated per SEC disclosure rules, to the Company’s principal executive officer (“PEO”) and the Company’s non-PEO NEOs, as noted below. “Compensation actually paid” represents a new required calculation of compensation that differs significantly from the Summary Compensation Table calculation of compensation, the NEO’s realized or earned compensation, as well as from the way in which the Management Development and Compensation Committee views annual compensation decisions, as discussed in the Compensation Discussion and Analysis. The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by NEOs, including with respect to RSUs and PRSUs which remain subject to forfeiture if the vesting conditions are not satisfied.

	Pay Versus Performance
			Average		Value of Initial
			Summary		Fixed $100
			Compensation	Average	Investment Based
			Table	Compensation	On: (5)
			Total for	Actually		Peer
	Summary		Non-PEO	Paid to Non-		Group	NET
	Compensation	Compensation	Named	PEO Named	Total	Total	INCOME
	Table Total	Actually	Executive	Executive	Shareholder	Shareholder	(Amount in
	for PEO	Paid to PEO	Officers	Officers	Return	Return	Thousands
YeaR(1)	($)(2)	($)(3)	($)(2)	($)(4)	($)	($)(6)	$)	ROIC (7)
2025	$10,226,911	$661,783	$3,049,906	$1,358,299	$94.84	$85.58	$392,497	12%
2024	$9,927,457	$23,816,563	$2,925,686	$5,487,136	$120.66	$87.22	$374,178	13%
2023	$8,915,129	$12,925,874	$3,006,584	$3,576,482	$93.83	$87.19	$284,176	11%
2022	$8,840,507	$6,887,920	$2,820,935	$2,345,420	$82.38	$92.34	$239,555	9%
2021	$9,379,483	$(2,793,029)	$3,225,627	$58,643	$90.46	$124.27	$243,638	10%
(1)	Stephen B. Tanda served as the Company’s principal executive officer for the entirety of 2021, 2022, 2023, 2024 and 2025 and the Company’s other NEOs for each of 2021, 2022, and 2023 were: Robert W. Kuhn; Gael Touya; Marc Prieur, and Xiangwei Gong. The Company’s other NEOs for 2024 were: Robert W. Kuhn; Gael Touya; Hedi Tlili; and Xiangwei Gong. The Company’s other NEOs for 2025 were Vanessa Kanu; Gael Touya; Hedi Tlili; and Xiangwei Gong. Because Marc Prieur is included in the 2024 and 2025 Summary Compensation Tables on a voluntary basis, he is excluded in the 2024 and 2025 average other NEO information provided in this table.
(2)	Amounts reported in this column represent (i) the total compensation reported in the Summary Compensation Table for the applicable year in the case of Mr. Tanda and (ii) the average of the total compensation reported in the Summary Compensation Table for the applicable year for the Company’s NEOs reported for the applicable year other than the principal executive officer for such years.

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(3)	Amounts reported in this column represent the “compensation actually paid” to Mr. Tanda as the Company’s President and Chief Executive Officer in the indicated fiscal years, based on his total compensation reported in the Summary Compensation Table for the indicated fiscal years and adjusted as shown in the table below:

	PEO
	2025	2024	2023	2022	2021
Summary Compensation Table - Total Compensation(a)	$10,226,911	$9,927,457	$8,915,129	$8,840,507	$9,379,483
- Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(b)	$(696,184)	$(353,814)	$(658,184)	$—	$(234,245)
+ Service Costs Under Defined Benefit and Actuarial Pension Plans(c)	$472,998	$471,594	$471,884	$498,229	$318,221
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(d)	$(7,778,179)	$(7,570,044)	$(6,140,940)	$(6,836,783)	$(6,940,397)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(e)	$5,988,251	$9,609,600	$8,291,981	$5,964,982	$4,130,528
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years(f)	$(6,921,476)	$10,371,067	$1,720,550	$(431,121)	$(9,465,577)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$—	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$(630,538)	$1,360,703	$325,454	$(127,513)	$18,958
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$—	$—	$—	$(1,020,381)	$—
= Compensation Actually Paid	$661,783	$23,816,563	$12,925,874	$6,887,920	$(2,793,029)

(a)	Represents Total Compensation as reported in the Summary Compensation Table for the indicated fiscal year.
(b)	Represents the aggregate change in the actuarial present value of Mr. Tanda’s accumulated benefit under all defined benefit and actuarial pension plans reported in the Summary Compensation Table for the indicated fiscal year.
(c)	Represents the sum of the actuarial present value of Mr. Tanda’s benefit under all defined benefit and actuarial pension plans attributable to services rendered during the indicated fiscal year, plus the entire cost of benefits granted (or credit for benefits reduced) in a plan amendment (or initiation) during the indicated fiscal year that are attributed by the benefit formula to services rendered in prior fiscal years, in each case, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)	Represents the aggregate grant date fair value of the stock awards granted to Mr. Tanda during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e)	Represents the aggregate fair value as of the indicated fiscal year-end of Mr. Tanda’s outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(f)	Represents the aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by Mr. Tanda as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(g)	Represents the aggregate fair value at vesting of the stock awards that were granted to Mr. Tanda and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h)	Represents the aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by Mr. Tanda that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(i)	Represents the aggregate fair value as of the last day of the prior fiscal year of Mr. Tanda’s stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.

2026 Proxy Statement	71

(4)

Amounts reported in this column represent the compensation actually paid to the Company’s NEOs other than Mr. Tanda in the indicated fiscal year, based on the average total compensation for such NEOs reported in the Summary Compensation Table for the indicated fiscal year and adjusted as shown in the table below:

	Other NEOs Average(a)
	2025	2024	2023	2022	2021
Summary Compensation Table - Total Compensation(b)	$3,049,906	$2,925,686	$3,006,584	$2,820,935	$3,225,627
- Change in Accumulated Benefits Under Defined Benefit and Actuarial Pension Plans(b)	$(509,180)	$(208,173)	$(407,087)	$(39,628)	$(297,582)
+ Service Costs Under Defined Benefit and Actuarial Pension Plans(c)	$178,279	$155,958	$143,218	$170,457	$140,234
- Grant Date Fair Value of Stock Awards Granted in Fiscal Year(d)	$(1,404,103)	$(1,412,627)	$(1,269,063)	$(1,353,686)	$(1,572,609)
+ Fair Value at Fiscal Year-End of Outstanding and Unvested Stock Awards Granted in Fiscal Year(e)	$1,079,871	$1,784,709	$1,706,742	$1,176,872	$957,919
+ Change in Fair Value of Outstanding and Unvested Stock Awards Granted in Prior Fiscal Years(f)	$(924,512)	$1,942,987	$409,023	$(149,550)	$(2,393,479)
+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year(g)	$—	$—	$—	$—	$—
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year(h)	$(111,962)	$298,596	$88,797	$(54,617)	$(1,467)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year(i)	$—	$—	$(101,732)	$(225,363)	$—
= Compensation Actually Paid	$1,358,299	$5,487,136	$3,576,482	$2,345,420	$58,643

(a)	Please see footnote 1 for the NEOs included in the average for each indicated fiscal year.
(b)	Represents the average Total Compensation as reported in the Summary Compensation Table for the reported NEOs in the indicated fiscal year.
(c)	Represents the average aggregate grant date fair value of the stock awards granted to the reported NEOs during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(d)	Represents the average aggregate fair value as of the indicated fiscal year-end of the reported NEOs’ outstanding and unvested stock awards granted during such fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(e)	Represents the average aggregate change in fair value during the indicated fiscal year of the outstanding and unvested stock awards held by the reported NEOs as of the last day of the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles and, for awards subject to performance-based vesting conditions, based on the probable outcome of such performance-based vesting conditions as of the last day of the fiscal year.
(f)	Represents the average aggregate fair value at vesting of the stock awards that were granted to the reported NEOs and vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(g)	Represents the average aggregate change in fair value, measured from the prior fiscal year-end to the vesting date, of each stock award held by the reported NEOs that was granted in a prior fiscal year and which vested during the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(h)	Represents the average aggregate fair value as of the last day of the prior fiscal year of the reported NEOs’ stock awards that were granted in a prior fiscal year and which failed to meet the applicable vesting conditions in the indicated fiscal year, calculated using the same methodology as used in the Company’s financial statements under generally accepted accounting principles.
(5)

Pursuant to rules of the SEC, the comparison assumes $100 was invested on December 31, 2020 in our common stock. Historic stock price performance is not necessarily indicative of future stock price performance.

(6)

The TSR Peer Group consists of the following companies that were included in the Company’s Share Performance Graph in its Annual Report for 2025 and also disclosed in the Compensation Discussion and Analysis above : Albemarle Corporation; Ashland Global Holdings Inc.; Berry Global Group, Inc.; Catalent, Inc.(included until December 17, 2024, when the company was taken private), CCL Industries Inc.; Enovis Corporation; ICU Medical, Inc.; Ingredion Inc.; International Flavors & Fragrances, Inc.; McCormick & Company, Inc.; Perrigo Company plc; Sealed Air Corporation; Sensient Technologies Corporation; Silgan Holdings, Inc.; Sonoco Products Company;

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Stericycle, Inc.; STERIS plc; Teleflex Inc. and West Pharmaceutical Services, Inc. Hill-Rom Holdings, Inc. was excluded from the TSR calculations starting in 2021 as they were acquired on December 13, 2021.

(7)

The Management Development and Compensation Committee determined that ROIC represents the most important financial performance measure to link “compensation actually paid” to our NEOs and Company performance. ROIC is defined as adjusted earnings before interest and taxes at the effective tax rate, divided by average equity plus average debt.

Relationship Between Pay and Performance

We believe the “compensation actually paid” in each of the years reported above and over the five-year cumulative period are reflective of the Management Development and Compensation Committee’s emphasis on “pay-for-performance” as the “compensation actually paid” fluctuated year-over-year, primarily due to the result of our stock performance and our varying levels of achievement against pre-established performance goals under our 2023, 2024 and 2025 LTI awards. Because of our significant emphasis on equity awards, which represented 72% and 54% of the 2025 target pay of our CEO and the other NEOs (on average), respectively, our “compensation actually paid” is most directly impacted by our stock price performance.

The following is a list of financial performance measures, which in the Company’s assessment represent the most important financial performance measures used by the Company to link “compensation actually paid” to the NEOs for 2025. Please see the Compensation Discussion & Analysis for further information regarding these measures and how they were used in the 2025 executive compensation program.

●	STI Adjusted EBITDA Growth, measured on a Corporate basis for each of the NEOs as well as a segment basis for Messrs. Touya and Prieur and Ms. Gong
●	Core Sales Growth, measured on a Corporate basis for each of the NEOs as well as a segment basis for Messrs. Touya and Prieur and Ms. Gong
●	Corporate Optimization Initiative
●	Adjusted Return on Invested Capital
●	Relative Total Shareholder Return

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Policies and Practices Regarding Long-Term Incentive Awards

It is the Management Development and Compensation Committee’s practice to generally approve ordinary course annual equity grants at the same time each year on March 15th (or the first business day following March 15th, if such day falls on a weekend), and the proximity of any awards to other significant corporate events is coincidental. The Company may also make grants of LTI awards during other times of the year as it deems appropriate. The Company does not schedule its equity grants in anticipation of the release of material non-public information (“MNPI”) nor does the Company time the release of MNPI based on equity grant dates. In 2025, the Company did not grant any stock options to our NEOs during any period beginning four business days before the filing or furnishing of a periodic report or current report disclosing MNPI and ending one business day after the filing or furnishing of such report with the SEC.

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Equity Compensation Plan Information

The following table provides information, as of December 31, 2025, relating to Aptar’s equity compensation plans pursuant to which grants of options, restricted stock units or other rights to acquire shares may be granted from time to time. Aptar does not have any equity compensation plans that were not approved by stockholders.

Number of
Securities
Remaining Available
	Number of		for Future Issuance
	Securities to Be	Weighted	under Equity
	Issued Upon	Average	Compensation Plans
	Exercise of	Exercise Price of	(excluding
	Outstanding	Outstanding	Securities
	Options, Warrants	Options, Warrants	reflected in
	and Rights	and Rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by stockholders(1)	2,258,809 (2)	$103.45 (3)	1,623,787
(1)	Plans approved by stockholders include director and employee equity award plans.
(2)	Includes 215,433 RSUs and 434,878 PRSUs (assuming target level of performance).
(3)	RSUs and PRSUs are excluded when determining the weighted average exercise price of outstanding options.

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Security Ownership of Certain Beneficial Owners, Directors and Management

The following table contains information with respect to the beneficial ownership of common stock, as of March 13, 2026 (unless otherwise indicated in the footnotes) by (a) the persons known by Aptar to be the beneficial owners of more than 5% of the outstanding shares of common stock, (b) each director or director nominee of Aptar, (c) each of the executive officers of Aptar named in the Summary Compensation Table above, and (d) all directors and executive officers of Aptar as a group.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

			Options
			Exercisable or
	Shares Owned		RSUs Vesting
	Number of		Within 60 Days of
Name	Shares(1)	Percentage(2)	March 13, 2026
The Vanguard Group (3)	7,155,036	11.2	—
100 Vanguard Blvd,
Malvern, PA 19355
BlackRock, Inc. (4)	6,072,686	9.5	—
55 East 52nd Street,
New York, NY 10055
State Farm Mutual	5,258,561	8.2	—
Automobile Insurance Company (5)
One State Farm Plaza,
Bloomington, IL 61710
Morgan Stanley (6)	4,019,724	6.3	—
1585 Broadway
New York, NY 10036
George L. Fotiades	4,969	*	1,069
Sarah Glickman	3,076	*	1,069
Xiangwei Gong	17,596	*	9,266
Giovanna Kampouri Monnas	8,651	*	1,069
Vanessa Kanu	7,278	*	6,023
Isabel Marey-Semper	8,344	*	1,069
Candace Matthews	6,323	*	1,253
B. Craig Owens	9,757	*	1,069
Marc Prieur	23,127	*	11,369
Stephan B. Tanda	248,196	*	61,654
Hedi Tlili	16,241	*	10,035
Gael Touya	53,613	*	29,983
Matt Trerotola	7,830	*	1,069
Ralf K. Wunderlich	17,213	*	1,069
Julie Xing	3,765	*	1,069
All Directors and Current Executive Officers as a Group (17 persons)	464,058	*	144,270
*	Less than one percent.
(1)	Except as otherwise indicated below, beneficial ownership means the sole power to vote and dispose of shares. Number of shares includes options exercisable and RSUs vesting within 60 days of March 13, 2026.
(2)	Based on 63,772,670 shares of common stock outstanding as of March 13, 2026 plus, with respect to any person, stock options and RSUs held by any such person that are exercisable or vest within 60 days of that date.
(3)	The information as to The Vanguard Group and related entities (“Vanguard”) is derived from a statement on Schedule 13G/A with respect to the common stock as of December 29, 2023, filed with the SEC

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pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Vanguard has the sole power to dispose of 7,062,513 shares, the shared power to vote 23,030 shares and the shared power to dispose of 92,523 shares.
(4)	The information as to BlackRock, Inc. and related entities (“BlackRock”) is derived from a statement on Schedule 13G/A with respect to the common stock as of December 31, 2023, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that BlackRock has the sole power to vote 5,880,049 shares and the sole power to dispose of 6,072,686 shares.
(5)	The information as to State Farm Mutual Automobile Insurance Company and related entities ("State Farm") is derived from a statement on Schedule 13G/A with respect to the common stock as of December 31, 2023, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that State Farm has the sole power to vote 4.744,564 shares, the sole power to dispose of 4,744,564 shares, the shared power to vote 513,997 shares and the shared power to dispose of 513,997 shares.
(6)	The information as to Morgan Stanley and related entities (“Morgan Stanley”) is derived from a statement on Schedule 13G/A with respect to the common stock as of December 31, 2025, filed with the SEC pursuant to Section 13(d) of the Exchange Act. Such statement discloses that Morgan Stanley has the shared power to vote 3,668,486 shares and the shared power to dispose of 3,885,398 shares.

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Transactions with Related Persons

Aptar or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, nominees for directors, a beneficial owner of more than 5% of our common stock and immediate family members of these persons. We refer to transactions involving amounts in excess of $120,000 and in which the related person has a direct or indirect material interest as “related person transactions.” Each related person transaction must be approved in accordance with Aptar’s written Related Person Transactions Policy by the Audit Committee of the Board of Directors. Each member of the Audit Committee is considered a “disinterested” director and therefore are approving related person transactions from this perspective.

The Audit Committee considers all relevant factors when determining whether to approve a related person transaction including, without limitation, the following:

●	the size of the transaction and the amount payable to a related person;
●	the nature of the interest of the related person in the transaction;
●	whether the transaction may involve a conflict of interest; and
●	whether the transaction is on terms that would be available in comparable transactions with unaffiliated third parties.

The following are not considered related person transactions:

●	executive officer or director compensation which has been approved by the Management Development and Compensation Committee of the Board of Directors;
●	indebtedness incurred with a beneficial owner of more than 5% of any class of voting securities of the Company;
●	indebtedness incurred for the purchase of goods or services subject to usual trade terms, for ordinary business travel and expense payments, and for other transactions in the ordinary course of business; and
●	any transaction in which a person is deemed a Related Person solely on the basis of such person’s equity ownership and all holders of that class of equity receive the same benefit on a pro rata basis.

Pursuant to this policy, the Audit Committee approves all related person transactions, including those involving NEOs and directors. Since January 1, 2025, there have been no related person transactions for which disclosure is required under SEC rules.

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Delinquent Section 16(a) Reports

Based solely upon a review of filings with the SEC and written representations furnished to it, Aptar believes that during 2025 all filings with the SEC by its executive officers and directors and beneficial owners of more than 10% of its common stock complied with requirements for reporting ownership and changes in ownership of Aptar’s common stock pursuant to Section 16(a) of the Exchange Act.

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Audit Committee Report

Management is responsible for Aptar’s internal controls and the financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of Aptar’s consolidated financial statements in accordance with generally accepted auditing standards, including the effectiveness of internal controls, and issuing a report thereon. The Audit Committee’s responsibility is to assist the Board in fulfilling its responsibility for overseeing the quality and integrity of the accounting, auditing and financial reporting practices of Aptar.

During the course of the fiscal year ended December 31, 2025, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. Management and the independent registered public accounting firm kept the Audit Committee apprised of the progress of the documentation, testing and evaluation through periodic updates, and the Audit Committee provided advice to management during this process.

The Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles. Also, the Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

In addition, the Audit Committee has received the written disclosures and letter from the independent registered public accounting firm as required by the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from Aptar and Aptar’s management. In considering the independence of Aptar’s independent registered public accounting firm, the Audit Committee took into consideration the amount and nature of the fees paid to this firm for non-audit services as described under “Proposal 3—Ratification of the Appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2026”.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in Aptar’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Audit Committee
B. Craig Owens (Chair) George L. Fotiades Sarah Glickman

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Other Matters

Proxy Solicitation

Aptar will pay the cost of soliciting proxies for the annual meeting. Aptar reimburses banks, brokerage firms and other institutions, nominees, custodians and fiduciaries for their reasonable expenses for sending proxy materials to beneficial owners and obtaining their voting instructions. Certain directors, officers and employees of Aptar and its subsidiaries may solicit proxies personally or by telephone, facsimile or electronic means without additional compensation.

Annual Report/Form 10-K

Aptar’s Annual Report/Form 10-K for the year ended December 31, 2025 is available on the Internet (including on the Investor Relations page of the Aptar website located at investors.aptar.com) along with this proxy statement. Stockholders can refer to the report for financial and other information about Aptar, but such report is not incorporated in this proxy statement and is not deemed a part of the proxy soliciting material. If you received a Notice by mail and would like to receive a printed copy of our proxy materials (including the Annual Report/Form 10-K), you should follow the instructions for requesting such materials included in the Notice.

Stockholder Proposals and Nominations

The 2027 annual meeting of stockholders is expected to be held on May 5, 2027. In order to be considered for inclusion in Aptar’s proxy materials for the 2027 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, stockholder proposals must be received by our Secretary at Aptar’s principal executive offices at 265 Exchange Drive, Suite 301, Crystal Lake, Illinois 60014 by November 27, 2026.

Stockholders who intend to present a proposal or nominate a director at our 2027 annual meeting of stockholders without seeking to include a proposal in our proxy statement must deliver notice of the proposal or nomination to our Secretary at Aptar’s principal executive offices on or after January 6, 2027 and on or prior to February 5, 2027. A stockholder proposal or nomination must include the information requirements set forth in Aptar’s amended and restated by-laws ("By-Laws"). Any stockholder who seeks to recommend a director for consideration by the Corporate Governance Committee for the 2027 annual meeting of stockholders must send such recommendation to the Secretary at the address set forth above no later than November 27, 2026 and include with such recommendation any information that would be required by Aptar's By-Laws if the stockholder were making the nomination directly.

In addition to the requirements set forth above and in Aptar’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than Aptar’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 8, 2027.

By Order of the Board of Directors,

/s/ Irene Hudson
Irene Hudson Executive Vice President, Chief Legal Officer and Secretary Crystal Lake, Illinois March 27, 2026

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Frequently Asked Questions

This proxy statement contains information related to the business to be conducted at the virtual annual meeting of stockholders of Aptar to be held on May 6, 2026, beginning at 9:00 a.m. CDT, online at www.virtualshareholdermeeting.com/ATR2026. This proxy statement was prepared under the direction of Aptar’s Board of Directors to solicit your proxy for use at the annual meeting. In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each stockholder of record or beneficial owner, we are furnishing proxy materials, which include this proxy statement, the notice of meeting and our Annual Report/Form 10-K, to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice instructs you as to how you may access and review all of the important information contained in the proxy materials. The Notice also instructs you as to how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice. The Notice was mailed to stockholders on or about March 27, 2026.

How do I attend?

Stockholders of record at the close of business on March 13, 2026 and the general public may attend the virtual annual meeting at www.virtualshareholdermeeting.com/ATR2026. The meeting will only be conducted virtually via webcast; there will be no physical meeting location. Hosting the annual meeting in virtual-only format provides easy access for stockholders and facilitates participation without the need to travel, since stockholders can participate from any location around the world. To participate in the annual meeting, stockholders will need the 16-digit control number that appears on your Notice, proxy card or the instructions that accompanied the proxy materials. In the event that you do not have a control number, please contact your broker, bank, or other nominee as soon as possible and no later than April 17, 2026, so that you can be provided with a control number and participate in the meeting.

The annual meeting will begin promptly at 9:00 a.m. CDT. Online check-in will begin 15 minutes prior to the start of the meeting, and you should allow ample time for the online check-in procedures. We encourage our stockholders to access the virtual meeting prior to the start time.

Who is entitled to vote?

Stockholders owning our common stock at the close of business on March 13, 2026 are entitled to vote at the annual meeting, or any postponement or adjournment of the meeting. Each stockholder has one vote per share on all matters to be voted on at the meeting. At the close of business on March 13, 2026, there were 63,772,670 shares of common stock outstanding.

May stockholders ask questions at the virtual annual meeting?

Yes. Stockholders will have the ability to submit questions during the annual meeting via the annual meeting website at www.virtualshareholdermeeting.com/ATR2026. As part of the annual meeting, we will hold a live question and answer session, during which we intend to answer all questions submitted during the meeting which are pertinent to Aptar and the meeting matters, as time permits. Detailed guidelines for submitting questions during the meeting will be available at www.virtualshareholdermeeting.com/ATR2026.

What if I have technical difficulties or trouble accessing the virtual annual meeting?

If you encounter any difficulties accessing the virtual meeting or during the meeting time, please call the phone number posted on the date of the meeting at www.virtualshareholdermeeting.com/ATR2026 for general technical questions.

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What am I voting on and how does the Board of Directors recommend I vote on the proposals?

Proposal	Board recommendation	For more information
1. To elect the four director nominees named in this proxy statement to terms of office expiring at the annual meeting in 2029	FOR all of the nominees named in this proxy statement for election to the Board of Directors	Page 13
2. To approve, on an advisory basis, Aptar’s executive compensation	FOR the resolution to approve executive compensation	Page 32
4. To ratify the appointment of the independent registered public accounting firm for 2026	FOR the ratification of the appointment of the independent registered public accounting firm for 2026	Page 33

The Board of Directors knows of no other business that will be presented at the annual meeting. If other matters properly come before the meeting, the persons named as proxies will vote on them in accordance with their best judgment. Unless you give other instructions when voting your proxy, the persons named as proxies will vote in accordance with the recommendation of the Board.

How do I vote?

If you are a record holder, you can vote your proxy in any of the following ways:

4 Ways to Vote

By Internet:

Aptar encourages stockholders to vote by Internet because it is the least costly method of tabulating votes. You can vote by Internet by following the instructions on the proxy card or the Notice.

By Telephone: You can vote by telephone by following the instructions on the proxy card.

By Mail:

If you received proxy materials by mail or if you request a paper proxy card, you may elect to vote by mail. To do so, you should sign, date and complete the proxy card you receive and return it in the envelope which accompanied that proxy card.

During the Meeting:

If you attend the virtual annual meeting using your 16-digit control number, you may vote during the annual meeting. Even if you plan to attend the virtual annual meeting, we encourage you to vote in advance by one of the methods specified to the left.

Voting Options*	Vote FOR a given nominee or proposal	Vote AGAINST a given nominee or proposal	ABSTAIN from voting on a given nominee or proposal
4 Ways to Revoke your Vote	Entering a new vote by Internet or telephone	Submitting another signed proxy card with a later date	Writing to Aptar’s Corporate Secretary	Voting during the virtual annual meeting using your 16-digit control number
*

If you return your proxy with no voting instructions marked on a nominee or proposal, your shares will be voted in the manner recommended by the Board on such nominee or proposal as presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the annual meeting.

What is a quorum?

A “quorum” is the presence at the meeting, virtually via webcast or represented by proxy, of the holders of a majority of the outstanding shares of Aptar’s common stock at the close of business on March 13, 2026. There must be a quorum for the meeting to be held.

How are shares in a 401(k) plan voted?

If you hold shares of Aptar through your 401(k) plan, you will be instructing the trustee how to vote your shares by voting by Internet or by telephone, or by completing and returning the proxy card. If you do not vote

2026 Proxy Statement	83

by Internet or telephone or if you do not return the proxy card, or if you return it with unclear voting instructions, the trustee will not vote the shares in your 401(k) plan.

How are shares held in a broker account voted?

If you own shares through a broker, you should be contacted by your broker regarding a proxy card and whether telephone or Internet voting options are available. If you do not instruct your broker on how to vote your shares, your broker, as the registered holder of your shares, may represent your shares at the annual meeting for purposes of determining a quorum. Even without instructions, your broker may exercise discretion in voting for the ratification of the appointment of the independent registered public accounting firm. Brokers have authority to vote in their discretion on “routine” matters if they do not receive voting instructions from the beneficial owner of the shares.

Other than the proposal regarding the ratification of the independent registered public accounting firm, all other proposals are not considered “routine” matters and, as a result, brokers may not vote on behalf of their clients if no voting instructions have been furnished. Broker non-votes are counted as shares present in determining whether the quorum requirement is satisfied but do not affect the outcome of Proposals 1 and 2. Because Proposal 3 is a routine matter, we do not expect any broker non-votes for this proposal.

How many votes are required to approve each proposal?

In order to be elected, a director nominee must receive the affirmative vote of a majority of the votes cast present virtually via webcast or represented by proxy at the meeting and entitled to vote on the election of directors. Stockholders do not have a right to cumulate their votes for the election of directors. Abstaining will not affect the outcome of director elections.

The approval of each of the other proposals requires the affirmative vote of a majority of the shares present virtually via webcast or represented by proxy at the meeting and entitled to vote on these proposals. Abstaining is the legal equivalent of voting against these proposals.

Who will count the votes?

Our agent, Broadridge Financial Solutions, Inc., will count the votes cast by proxy or virtually via webcast during the annual meeting.

How can I help reduce the environmental impact of the annual meeting?

We encourage you to choose electronic (e-mail) delivery of future annual meeting materials by contacting your broker or emailing us at investorrelations@aptar.com. You may also visit www.proxyvote.com and follow the Vote By Internet instructions on the proxy card or the Notice to be provided with the opportunity to choose electronic delivery for future meeting materials.

84	2026 Proxy Statement

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V89748-P47154-Z92167 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! APTARGROUP, INC. 265 EXCHANGE DRIVE SUITE 301 CRYSTAL LAKE, IL 60014 VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above *** AptarGroup encourages you to vote by Internet in order to reduce costs. *** Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 5, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2026 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/ATR2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 5, 2026 for shares held directly and by 11:59 p.m. Eastern Time on May 3, 2026 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. For Against Abstain For Against Abstain 2. Advisory vote to approve executive compensation. 3. Ratification of the appointment of PricewaterhouseCoopers LLP as the Independent Registered Public Accounting Firm for 2026. NOTE: THE PROXIES ARE AUTHORIZED TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THIS MEETING. APTARGROUP, INC. 1. Election of Directors Nominees: The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposals: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1a. George L. Fotiades 1b. Candace Matthews 1c. B. Craig Owens 1d. Julie Xing SCAN TO VIEW MATERIALS & VOTEw

V89749-P47154-Z92167 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com. APTARGROUP, INC. Annual Meeting of Stockholders May 6, 2026 9:00 AM CDT This proxy is solicited by the Board of Directors Vanessa Kanu, Irene Hudson and Mary Skafidas, or any of them (each with full power of substitution), are hereby authorized to vote all shares of Common Stock which the undersigned would be entitled to vote if present at the Annual Meeting of Stockholders of AptarGroup, Inc., to be held on May 6, 2026, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted as herein directed, but if no direction is given, the shares will be voted FOR all Director Nominees, and FOR proposals 2 and 3. This proxy revokes any proxy previously given. Continued and to be signed on reverse side